AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 16, 2001

                              REGISTRATION NO. 333-48000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                 AMENDMENT NO. 1

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 19332
                            ------------------------

                       First Irving Strategic Group, Inc.
             (Exact name of registrant as specified in its charter)

------------------------------------ ---------------------------------- -----------------------------------
         Florida                                 6770                             Applied For
----------------------------------- ----------------------------------- -----------------------------------
----------------------------------- ----------------------------------- -----------------------------------

State or other jurisdiction of             PRIMARY STANDARD INDUSTRIAL      I.R.S. Employer Identification No.
incorporation or organization              CLASSIFICATION CODE NUMBER
----------------------------------- ----------------------------------- -----------------------------------

                              2503 W. Gardner Ct.,
                                 Tampa, FL 33611
                                  813. 831-9348

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]
                            ------------------------

                         CALCULATION OF REGISTRATION FEE


Title of each                   Proposed          Proposed
class of          Amount        maximum           maximum          Amount of
securities        to be         offering price    aggregate        registration
to be             registered    per unit          offering price   fee
registered

Common            8,550,000           *                *                 $100
stock, par
Value - no



(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of PC Universe pursuant to the merger described herein.

(2) The registration fee has been calculated  pursuant to Rule 457(f) (2).

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

PROSPECTUS
                       First Irving Strategic Group, Inc.


First Irving Strategic Group, Inc., a Florida corporation, and PC Universe, Inc., a Florida corporation, have entered into a merger agreement. First Irving Strategic Group is a private company with no assets or operations originally formed to acquire a private company such as PC Universe that had made a decision to go public and secure a listing on the over the counter bulletin board through a reverse merger with a shell company. PC Universe goal was to go public through that process and only through that process, a decision it had made before it contacted First Irving Strategic Group.

In assisting PC Universe to reach this goal, First Irving Strategic Group had to structure a transaction to meet two separate requirements. The first was that the board of PC Universe, exercising its legal right under Florida state law, required that the transaction be structured as a reverse merger with a shell. The second is the NASD's requirement that the transaction must involve the filing of a 1933 Act or 1934 Act registration statement in order for PC Universe to secure a listing on the over the counter bulletin board. The merger satisfies PC Universe' requirement concerning the way the company will go public. But the merger has nothing to do with meeting the NASD's requirement for securing a listing on the over the counter bulletin board, which is PC Universe' ultimate goal in the transaction. This registration statement, not the merger, satisfies the NASD listing requirement.




There is no current market for the securities of First Irving. It is anticipated that a market maker will file to secure for the surviving company a listing on the over-the-counter bulletin board after this registration statement is declared effective.

Each outstanding share of PC Universe common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of First Irving Strategic Group common stock. When the merger closes, First Irving Strategic Group will change its name to PC Universe and will be the surviving corporation.

The following table contains comparative share information for shareholders of PC Universe and First Irving Strategic Group immediately after the closing of the merger.

--------------------- ------------------------------- ------------------------------ ---------------------
                        The former shareholders of PC   The current shareholders of     Total
                                Universe                 First Irving Strategic Group
--------------------- ------------------------------- ------------------------------ ---------------------
--------------------- ------------------------------- ------------------------------ ---------------------
Number                         8,550,000                        450,000                  9,000,000
--------------------- ------------------------------- ------------------------------ ---------------------
--------------------- ------------------------------- ------------------------------ ---------------------
Percentage                            95%                             5%                       100%
--------------------- ------------------------------- ------------------------------ ---------------------

The numbers in the table above assume that no options are exercised. The 5% of shares retained by the current shareholders of First Irving Strategic Group were issued upon formation at no par value for no consideration. First Irving Strategic Group will receive a merger fee of $75,000 from PC Universe.


Officers, directors and affiliates of First Irving and PC Universe own a majority of the issued and outstanding stock of each company. Shareholders of PC Universe should be aware that:

o        There will be no stockholders' meeting.
o This prospectus will be used to solicit proxies or written consents of shareholders of either First Irving Strategic Group or PC Universe stockholders.
o Dissenters' rights of appraisal exist and are more fully described on page __.
o There is no material interest, direct or indirect, by security holdings or otherwise, of affiliates of PC Universe in the proposed merger. Shareholders of First Irving Strategic Group will retain shares in the surviving company and receive directors' fees and legal fees paid from the merger fee.

The merger presents risks. We suggest you review "Risk Factors" beginning on page.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the First Irving Strategic Group common stock to be issued in the merger or if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date this prospectus is first being sent to stockholders of PC Universe is , 2001.

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering.

The merger agreement is filed as an exhibit to and is incorporated by reference into this registration statement. Accordingly, the prospectus incorporates important business and financial information about the transaction that is not included in or delivered with the prospectus. This information is available without charge to security holders upon written or oral request, as follows:

Mr. Tom Livia, Secretary
PC Universe, Inc.
2302 North Dixie Highway
Boca Raton, Florida 33431
Phone:  561.447.0050

To obtain timely delivery, security holders must request the information no later than five business days before the date they must make their investment decision. This date is no more than 5 days after the date of this prospectus.

First Irving Strategic Group, Inc.
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

First Irving Strategic Group was organized as a corporation under the laws of the state of Florida in September, 1999.

First Irving Strategic Group is a private company with no assets or operations originally formed to acquire a private company such as PC Universe that had made a decision to go public and secure a listing on the over the counter bulletin board through a reverse merger with a shell company. PC Universe goal was to go public through that process and only through that process, a decision it had made before it contacted First Irving Strategic Group.

In assisting PC Universe to reach this goal, First Irving Strategic Group had to structure a transaction to meet two separate requirements. One is factual. The other is legal. One is discretionary. The other is mandatory. The discretionary factual requirement is imposed by PC Universe. The mandatory legal requirement is imposed by the NASD.

In adopting this transaction structure to meet both the requirements of PC Universe and the NASD, First Irving Strategic Group considered the following:

o The board of PC Universe has the legal right under Florida state law to require that the transaction be structured as a reverse merger with a shell.

o PC Universe could go public some way other than a reverse merger with a shell. But as the board in the proper exercise of its discretion under Florida state law in making a business judgment has made its decision concerning the method PC Universe will utilize to go public, this is not a relevant issue.

o The transaction must involve the filing of a 1933 Act or 1934 Act registration statement in order for PC Universe to secure a listing on the over the counter bulletin board.

o The use of a 1933 Act registration statement is acceptable to the NASD in order to meet its requirements for listing.

The merger satisfies PC Universe' requirement concerning the way the company will go public. But the merger has nothing to do with meeting the NASD's requirement for securing a listing on the over the counter bulletin board, which is PC Universe' ultimate goal in the transaction. This registration statement, not the merger, satisfies the NASD listing requirement.

First Irving Strategic Group has never offered or sold any securities in either a registered or unregistered transaction except for issuing shares to its 15 stockholders upon its formation.

First Irving Strategic Group is not currently a company which is listed for trading on the over-the-counter bulletin board. Before securing approval of an application to be listed on the over-the-counter bulletin board, this registration statement must be declared effective. Public Securities, an NASD market maker, has agreed to file a form 211 to secure a listing on the over-the-counter bulletin board for the surviving company.

PC Universe, Inc.

PC Universe was incorporated in Florida November 20, 1995. PC Universe is a reseller of computer hardware, software and audio/visual equipment. PC Universe also provides other services, such as computer technical support and repair services.

PC Universe sells its products and services through a direct sales force operating in and catalogues distributed in South Florida. Approximately 95 % of its sales are made by its sales force. It is also developing an online website for sales of its products and services on the Internet.

PC Universe doesn't maintain any significant inventory of products. Instead, it relies primarily on distributors to fulfill and ship orders to customers.

Neither PC Universe nor First Irving Strategic Group has paid any dividends.

Merger Matters

o The boards of directors of First Irving Strategic Group and PC Universe recommend approving the merger.

o The boards of directors of First Irving Strategic Group and PC Universe each believe that the merger is fair and in the best interest of their shareholders.

o The board of directors of PC Universe has not obtained an opinion from an independent advisor that the First Irving Strategic Group shares to be receive by PC Universe stockholders is fair from a financial point of view to PC Universe stockholders.

o The merger will not be closed unless the following conditions are met or waived:

    o No material adverse change has occurred subsequent to the date of the last financial information in the registration statement in the financial position, results of operations, assets, liabilities or prospects of either company

    o This registration statement is effective under the Securities Act.

    o The merger qualifies as a tax-free reorganization under Section 368 of the code.

    o No litigation seeking to enjoin the merger or to obtain damages is be pending or threatened.

    o Holders of less than 10% of the outstanding shares of PC Universe's common stock are entitled to dissenters' rights.

o   The merger agreement may be terminated as follows:

    o If the closing has not occurred by any date as mutually agreed upon by the parties, any of the parties may terminate at any time after that date by giving written notice of termination to the other parties. No party may terminate if it has willfully or materially breached any of the terms and conditions of the agreement.

o   Prior to the mutually agreed closing date, either party may terminate

     o Following the insolvency or bankruptcy of the other.
     o If any one or more of the conditions to closing is not capable of fulfillment.

o This prospectus is being used to solicit written consents of PC Universe stockholders.

     o All consents must be received no later than 60 days from the date this prospectus is sent to shareholders. Written consents may be revoked during this period but are not revocable after written consents have been received from common stockholders owning more than 4,275,000 shares of PC Universe's issued and outstanding common stock, which is 50% of all issued and outstanding common stock of PC Universe.


     o There are 8,550,000 shares of PC Universe common stock outstanding as of the date this prospectus is sent to its shareholders. Each of its shareholders is entitled to one vote for each share of common stock held.


     o Written consents will be counted by the board of PC Universe. If a PC Universe shareholder does not return a written consent, the shareholder's shares will not count as a vote or be used in determining whether consents from PC Universe shareholders owning the more than 50% of its issued and outstanding common stock necessary to approve the merger have been received.



Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

More than 90 percent of First Irving Strategic Group's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Shareholders owning all of First Irving Strategic Group's common stock have executed a written consent voting to approve the merger. No further consent or any of the shareholders of First Irving Strategic Group is necessary to approve the merger under the laws of the state of Florida.

Approximately 54% of PC Universe's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Assuming consents are secured from shareholders owning more than 50% of the stock of PC Universe, shareholders who did not consent to the merger will, by otherwise complying with Florida corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this prospectus. There is no deadline for returning written consents; however, no receipt of written consents is necessary after consents are secured from shareholders owning more than 50% of the stock of PC Universe.
Regulatory approval required

Neither First Irving Strategic Group nor PC Universe is aware of any governmental regulatory approvals required to be obtained with respect to the closing of the merger, except for the filing of the articles of merger with the offices of the secretary of state of the state of Florida.

Dissenters' rights

Dissenters' rights of appraisal exist. In general, under Florida law, any shareholder who does not give consent for the merger and files a written demand for appraisal with PC Universe within 20 days after receiving notice will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of PC Universe. If you wish to exercise these rights, you must not consent in writing or otherwise vote in favor of the merger, must file a written demand within the prescribed time period, and follow other procedures. These rights and the way you exercise them are discussed in greater detail beginning on page .

Federal income tax consequences

Williams Law Group, P.A. has issued an opinion that neither PC Universe nor its shareholders will recognize gain or loss for federal income tax purposes as a result of the merger. Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

The tax aspects of this transaction are discussed further on page   .

Selected Historical Financial Information

The following selected historical financial information of PC Universe and First Irving Strategic Group has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus.

PC UNIVERSE SELECTED HISTORICAL FINANCIAL INFORMATION

                                          September 30                    December 31
                                    2000               1999             1999          1998
                                 Unaudited)         (Unaudited)
                              --------------      -------------    ------------    -------------

TOTAL ASSETS                    $ 1,481,880         $ 1,372,114     $ 1,444,856     $ 1,731,677

TOTAL CURRENT
LIABILITIES                       1,132,739           1,008,449       1,155,175         929,804

TOTAL STOCKHOLDERS'
EQUITY                              349,141             363,665         289,681         801,873

NET INCOME                           59,460              86,792          12,808       2,098,065

FIRST IRVING STRATEGIC GROUP SELECTED HISTORICAL FINANCIAL INFORMATION

----------------- ---------------------------------- --------------------------------
                   September 30, 2000 (unaudited)     December 31, 1999 (unaudited)
----------------- ---------------------------------- --------------------------------
----------------- ---------------------------------- --------------------------------
Total assets                            $0                               $0
----------------- ---------------------------------- --------------------------------
----------------- ---------------------------------- --------------------------------
Total liabilities                        0                                0
----------------- ---------------------------------- --------------------------------
----------------- ---------------------------------- --------------------------------
Equity                                   0                                0
----------------- ---------------------------------- --------------------------------
----------------- ---------------------------------- --------------------------------
Income                              50,000                                0
----------------- ---------------------------------- --------------------------------
----------------- ---------------------------------- --------------------------------
Expenses                            50,000                                0
----------------- ---------------------------------- --------------------------------
----------------- ---------------------------------- --------------------------------
Net loss                                79                               79
----------------- ---------------------------------- --------------------------------
----------------- ---------------------------------- --------------------------------
Net loss per share                       0                                0
----------------- ---------------------------------- --------------------------------



                                  RISK FACTORS

RISKS CONCERNING PC UNIVERSE

PC Universe's distributors, including Ingram-Micro, Tech Data, InaCom, and Merisel, failure to supply and fulfill orders for PC Universe's computer hardware and software products could reduce PC Universe's revenues.

PC Universe depends on distributors, including Ingram-Micro, Tech Data, InaCom, and Merisel to provide all of PC Universe's computer hardware and software products and to fulfill PC Universe's customers' orders. To date, a substantial majority of PC Universe's product sales revenues has been derived from computer hardware and software products acquired from PC Universe's distributors. PC Universe cannot guarantee that PC Universe's distributors will continue to supply a sufficient quantity of inventory on a timely basis to satisfy PC Universe's order requirements. If PC Universe's distributors were to terminate or refuse to renew PC Universe's distribution arrangement with them, it would have to purchase computer hardware and software products from other distributors.

PC Universe's current pricing schedules could be revised. PC Universe's distributors' termination of or failure to renew PC Universe's contracts could cause significant delays in PC Universe's ability to fulfill its customers' orders, and we may not be able to locate other distributor that can provide comparable fulfillment, processing and shipping services in a timely manner, on acceptable commercial terms, if at all.

PC Universe's distributors' may not be able to replenish its inventory in a timely manner, which could reduce PC Universe's revenues.

PC Universe's customers' orders could be significantly delayed if it needs to seek other distributors to fulfill its customers' orders. PC Universe's distribution agreements with its distributors do not require them to set aside any amount of inventory to fulfill PC Universe's orders or to give PC Universe's orders priority over other resellers to whom they sell. Furthermore, some vendors may decide, for reasons outside PC Universe's control, not to offer particular products for sale on the Internet. For example, in February 1999, Compaq Computer Corp. temporarily suspended its authorization of Internet resellers to sell Compaq products. Other manufacturers, including Dell Computer Corp., have chosen not to authorize any Internet resellers. These vendors may also cause PC Universe's distributors not to sell products to us.

PC Universe's future success also depends on its distributors' ability to provide timely and accurate order fulfillment. If they don't, PC Universe's revenues could be reduced.

PC Universe depends on its distributors to process and ship substantially all of the computer hardware and software products that it sells to its customers. If they don't, PC Universe's customers could become dissatisfied and cancel their orders or decline to make future purchases and PC Universe's reputation and PC Universe's brand could suffer.

However, it has limited control over their shipping and processing procedures. PC Universe's distributors' systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, physical and electronic break-ins, earthquakes and similar events. It does not carry sufficient business interruption insurance to compensate it for any losses that could occur as a result of PC Universe's distributors' inability to perform for any reason.

Although it has not happened in the past, in the future, PC Universe's vendors may not be willing to provide these services at competitive rates, particularly if PC Universe's volume of orders significantly drop or if the vendors decide to sell directly to our customers. Although it has not happened in the past, vendors may refuse to develop the communications technology necessary to support PC Universe's direct shipment infrastructure for the same reasons. PC Universe also has no effective means to ensure that its providers will continue to perform these services to PC Universe's satisfaction.

PC Universe's operations are also heavily dependent upon a number of other third parties for delivery services. Their failure to perform would reduce PC Universe's revenues.

PC Universe's distributors use the Federal Express Corporation, United Parcel Service and the United States Postal Service to deliver substantially all of PC Universe's products.

Several years ago a UPS strike significantly disrupted deliveries of products of many companies, including PC Universe. If for strikes or other reasons the services of any of these third parties become unsatisfactory, PC Universe's customers may experience lengthy delays in receiving their orders, and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms.

PC Universe's technical support and service customers have no contracts. If customers do stop using these services, PC Universe's revenues would be hurt.

PC Universe derives approximately 15% of its revenues from technical support and service activities. As there are no written contracts, these customers could easily stop using these services without penalty. If customers stop purchasing these services or if PC Universe fails to obtain new customers for these services in any quarter, its business and operating results could be harmed. Based upon PC Universe's history, approximately 75% of these customers renew their contracts.

PC Universe's business may be harmed by litigation related to sale or use of computer hardware and software products. Any litigation could reduce its revenues.

The law relating to the liability of providers of online products and services for their activities and the activities of their customers is currently unsettled. PC Universe could be sued for any problems which occur in or result from use of its computer hardware and software products. These claims have been brought, and sometimes successfully litigated, against online product and service providers.

Any resulting litigation could:

o        Be costly for PC Universe.

o        Divert management attention from the operation of its business.

o        Result in increased costs of doing business.

o        Lead to adverse judgment.

In addition, in the event that PC Universe implements a greater level of interconnectivity on its site, PC Universe will not and cannot practically screen all of the content generated or accessed by its customers, and PC Universe could be exposed to liability with respect to this content.

Although PC Universe carries general liability insurance, its insurance may not be sufficient to cover claims of these types or may not be adequate to indemnify PC Universe for all liability that may be imposed.

If PC Universe becomes liable for any of these claims, particularly liability that is not covered by insurance or is in excess of insurance coverage, PC Universe could be directly harmed and PC Universe may be forced to implement new measures to reduce its exposure to this liability. This may require PC Universe to expend substantial resources and to discontinue some product or service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits could harm its reputation or otherwise harm the growth of its business.

PC Universe must retain and recruit key personnel. If it doesn't our business could suffer because our revenues may be reduced if we cannot recruit or lose these key employees.

PC Universe's business is dependent on the services of Messrs Stern, Zolotsky and Livia. None of PC Universe's management personnel or employees have employment contracts, nor do we carry any key person insurance on any of our management personnel or employees. The loss of any of its senior management or other key technical, customer support, revenues and marketing personnel, particularly if lost to competitors, could harm its business.

PC Universe's success also depends upon its ability to attract and retain highly skilled management and other personnel. Competition for highly skilled employees with technical, management, marketing, revenues, product development and other specialized training is intense and PC Universe may not be successful in attracting and retaining these kinds of personnel. In addition, it may experience increased costs in order to attract and retain skilled employees.

PC Universe's management has significant control over stockholder matters, which may impact the ability of minority stockholders to influence PC Universe's activities.

PC Universe's officers and directors and their families control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to its certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 54% of its outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of PC Universe that might be beneficial to other stockholders.

The price of PC Universe's stock may fall if, after the merger, PC Universe's insiders sell a large number of their shares. It may also fall if non-insiders sell their shares as well. This could reduce the price for which PC Universe's shareholders may be able to sell their shares.

After  the  merger,  approximately  40  current  non-insider  stockholders of PC
Universe will own an aggregate of 4,413,000 shares. There will be no restrictions on resale of these shares after the merger. The remaining shares may also be sold subject to resale restrictions imposed under Rule 144. A sale of shares by existing PC Universe security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of its common stock in any market that might develop after the merger.

A sale of shares by existing PC Universe security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of its common stock in any market that might develop after the merger.

o After the merger, approximately 40 current non-insider stockholders of PC Universe will own an aggregate of 4,413,000 non-restricted shares of the total 9,000,000 shares outstanding. There will be no restrictions on resale of these shares after the merger.

o First Irving is also registering 450,000 shares for resale if they aren't acquired under the options with Mr. Williams and Mr. Rill. If they are acquired, they will be acquired from the proceed of the exercise of options to acquire 150,000 shares of common stock granted to two stockholders of PC Universe. These 150,000 shares of common stock are also being registered for resale.

o The remaining shares may also be sold, subject to resale restrictions imposed under Rule 144.

Rule 144 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may sell within any 90 day period an amount of restricted securities which does not exceed 1% of a company's outstanding common stock. These resales are subject to other restrictions as well.

Rule 144 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may sell, within any three month period (provided it is current in our reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed 1% of a company's outstanding common stock.


If PC Universe's stock trades on the bulletin board after the merger, it may be subject to penny stock rules. This may make it more difficult for you to sell your shares.

Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. These requirements may have the effect of reducing the level of trading activity in PC Universe's stock after the merger if trading commences.

Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

It is anticipated that PC Universe's stock will trade on the over-the-counter bulletin board after the merger. Because the bulletin board does not operate under the same rules and standards as the Nasdaq stock market, shareholders of PC Universe may have greater difficulty in selling their shares when they want and for the price they want.

The over-the-counter bulletin board is separate and distinct from the Nasdaq stock market. Nasdaq has no business relationship with issuers of securities quoted on the over-the-counter bulletin board. The SEC's order handling rules, which apply to Nasdaq-listed securities don't' apply to securities quoted on the bulletin board. Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the over-the-counter bulletin board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Stocks traded on the bulletin board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. This may inhibit the ability of shareholders of PC Universe to their shares when they want, how they want and for the price they want.

Investors may have greater difficulty in getting orders filled because it is anticipated the PC Universe's stock will trade on the over-the-counter bulleting board rather than on Nasdaq. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

Investors must contact a broker dealer to trade bulletin board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.


Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In time of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

PC Universe may find it more expensive and time consuming to raise funds in a public offering after the merger closes. This could result in greater difficulty in raising funds if needed for operations or future growth.

A company whose shares are traded on the bulletin board is generally not eligible to use short-form registration statements on Form S-3. Having to utilize another form to register its securities may increase the time, cost and difficulty of raising funds in the future.


                                MERGER APPROVALS

On October 1, 2000, Michael T. Williams and Rob Rill as the members of our board of directors approved the merger proposal. Stockholders owning more than 80% of the stock of First Irving Strategic Group approved the merger proposal at the same time.

On October 1, 2000, the board of directors of PC Universe unanimously approved the merger proposal. No consents will be solicited or received from stockholders of PC Universe until after this registration statement has been declared effective.


                               MERGER TRANSACTION

The merger agreement provides each outstanding share of PC Universe common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of First Irving Strategic Group common stock. The following table contains comparative share information for shareholders of PC Universe and First Irving Strategic Group immediately after the closing of the merger.

------------------ ------------------------------- -------------------------------- ---------------
                     The former shareholders of PC   The current shareholders of    Total
                               Universe              First Irving Strategic Group
------------------ ------------------------------- ------------------------------ -----------------
------------------ ------------------------------- ------------------------------ -----------------
Number                       8,550,000                        450,000               9,000,000
------------------ ------------------------------- ------------------------------ -----------------
------------------ ------------------------------- ------------------------------ -----------------
Percentage                          95%                             5%                    100%
------------------ ------------------------------- ------------------------------ -----------------

The numbers in the table above assume that no options are exercised.

The agreement provides that at the closing of the merger, First Irving Strategic Group will

o   Change its name to PC Universe
o   Adopt PC Universe's articles and bylaws
o Elect, effective upon the effectiveness of the merger, new officers and a new board of directors to consist of the current officers and current directors of PC Universe

The agreement provides that PC Universe's shareholders who vote against the merger are entitled to dissenters' rights with respect to the proposed receipt of shares of First Irving common stock as set forth in your state's law. The agreement also provides for the payment to First Irving of a merger fee in the amount of $75,000.

None of the shares of First Irving Strategic Group common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of First Irving Strategic Group will be outstanding capital stock of First Irving Strategic Group after the closing of the merger.

The merger will be consummated promptly after this prospectus is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Florida. Thereafter, PC Universe will cease to exist and First Irving Strategic Group will be the surviving corporation in the merger.

Bulletin board listing

First Irving Strategic Group will be subject to the reporting requirements of the Securities Exchange Act of 1934 in the calendar year in which the merger closes after because it filed this registration statement. It intends to continue to be subject to those requirement in subsequent years by filing before the effective date of this registration statement a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

Upon closing of the merger, First Irving will seek to become listed on the over-the-counter bulletin board under the symbol "PCPC." If and when listed, the PC Universe's shareholders will hold shares of a publicly-traded Florida corporation subject to compliance with the reporting requirements of the exchange act.

As more fully described in the Risk Factors section, the bulletin board operates under different rules and in a manner different and generally less efficient and effective as Nasdaq.

Contacts between the Parties

In September, 1999, Mr. Rob Rill, a director of First Irving, retained Williams Law Group, P.A. to form an acquisition corporation to acquire a private company that had already determined to go public through merger with a shell when it first contacted him. Michael T. Williams, Esq. is the principal of Williams Law Group and president and director of First Irving, at the request of Mr. Rill, for administrative convenience only. Upon formation, Mr. Williams and Mr. Rill were issued 1,000,000 shares each. In connection with the merger, First Irving agreed to effect a reverse split so that Mr. Williams' fully discretionary account, plus related family and employees, and Mr. Rill will each own 225,000 shares prior to the closing of the merger. However, after the merger closes, these shares will be subject to a repurchase option with the surviving company.

In vApril, 2000, Mr. Tom vLivia, a memberv of thev board of vdirectors of PC Universe contacted Mr. Rill by telephone. Mr. Livia has known Mr. Rill for approximately 2 years through mutual acquaintances. Being aware that Mr. Rill was involved in the financial industry, specifically reverse mergers, Mr. Livia contacted Mr. Rill to discuss any proposal he might have.

Mr. Livia indicated that PC Universe had already made a strategic decision to promise investors and existing shareholders investment liquidity through a reverse merger with a shell company that would become listed on the over the counter bulletin board.

Mr. Livia engaged in several telephone discussions with Mr. Williams and Mr. Rill concerning their transaction structure. In their discussions, Mr. Williams and Mr. Rill told Mr. Livia that they only represented First Irving Strategic Group. They did not represent and were not advising PC Universe in any way in the transaction. Mr. Rill indicated that his attorney would provide all the details concerning the transaction structure.

Mr. Williams told Mr. Livia that his law firm, Williams Law Group, P.A., represented shell companies that could meet PC Universe' requirements. Mr. Williams indicated that his firm only represented shell companies that used a transaction structure that was different than most other reverse merger transactions PC Universe might be considering. Mr. Williams explained that in his firm's opinion, a traditional reverse merger with a public shell involved companies that:

o At one time had assets or operations but had gone out of business and, thus, were only the "shell" of a former operating business. As such, in his firm's opinion, these shell companies were susceptible of having unknown liabilities, unknown shareholders and unknown shareholder rights, such as options or registration rights. Often times were "public" in that they were listed and trading at the time of the merger.
o Many times attempted to transfer free trading shares to shareholders of the private company in controlled transactions that were nonetheless purported to be exempt under Rule 144k.
o The promoters and their affiliates sometimes participated in post-merger promotion of the surviving company's stock. The promoters and their affiliates always maintained control of resale decisions concerning the shares they retained and often sold these shares in a way that was adverse to the interests of the formerly private company and its shareholders.

In contrast, Mr. Williams explained that the transaction structure utilized by companies represented by his law firm only involved shell companies that:

o        Are new,  not "used,"  companies.  These  companies were  formed by Mr.
         Williams' law firm. These companies have never had any assets or operations. The only shareholders other than Mr. Williams were his family and family trust. As such, these companies were known by Mr. Williams' law firm to have no unknown liabilities, shareholders or shareholder rights.
o Do not become listed and trading until after the SEC has cleared a 1933 Act and 1934 Act registration statement covering stock to be issued in the merger and the merger closed.
o Issue to shareholders of private companies only fully registered shares under an the 1933 Act registration statement rather than transferring shares to these shareholders purportedly in reliance upon a resale exemption provided under Rule 144k.
o Do not involve a situation in which Mr. Williams, his client, his law firm or his family have any involvement with the surviving company in the transaction after the merger is closed.

o Mr. Williams his client, his law firm, and his family do not and will not participate in post-merger promotion of the surviving company's stock.
o Mr. Williams and Mr. Rill will resign their positions at the closing of the merger, and his law firm will also resign as counsel to the company at that time. They will not be involved with and will not provide legal or other representation or advice to the surviving company in any way after the merger closes.
o Mr. Williams and his family do not exercise any control over the resale of their shares after the merger closes and the stock of the surviving company becomes listed for trading on the over the counter bulletin board. All the shares they retain are to be held at a large NASD member brokerage firm in an account over which the account executive - and not Mr. Williams and his family - will have full, final and complete control of all resale decisions.

Mr. Mark Caron is the registered representative and account executive at Raymond James and Associates, Tampa, Florida who will be making these resale decisions.

It is anticipated that the standards to be used will be the following:

o First and foremost, only legally tradable shares will be resold. We won't allow non-tradable shares to be resold. Raymond James'compliance department won't allow that to happen either.

o We will tell Mr. Caron from time-to-time to sell sufficient shares in the portfolio to net us a certain amount of dollars.

o        Mr. Caron will review the portfolio.

o        He will first determine which shares can be legally resold.

o        For the eight  registration statements  currently on file,  this would
         mean  that  there   is  available  an  up-to-date  selling  shareholder
         prospectus that meets the prospectus delivery requirements for the resale of these shares.

o For the subsequent registration statements to be filed under our proposed alternative structure, he would have to make sure Rule 144 was available for resale.

o Of the shares of the various companies in the portfolio that can be legally resold, he will determine whether is there an adequate trading market for these shares to be able to resell them in a manner that will net the requested amount.

o Assuming that he can generate more than the requested amount by selling shares that meet these criteria, he will then determine which shares have the least potential for future appreciation.

o        These are the shares that will be sold.

There are three caveats to this procedure.

o First, it may well be that because of the burden imposed by the prospectus delivery requirement, the shares in the companies for which registration statements are currently on file may all be resold as promptly as the market will allow at what is at least a reasonable price, subject to any existing option or lock-up agreements. None of these agreements exist for their retained shares of PC Universe.

o Second, in the interest of maintaining diversification of the portfolio or for similar reasons, he may also decide to sell shares of companies that he believes have a greater potential for appreciation than shares of other companies in the portfolio.

o        Third, Mr. Caron has the discretion to sell any legally tradable shares
         in the portfolio at any time, regardless of whether   he has received a
         request for funds from Mr. Williams or his family.

Following initial discussions with Mr. Rill and Mr. Williams, the PC Universe board decided to undertake a review of available reverse merger alternatives before making any decision as to how to proceed. And it wasn't until June 2000 that Mr. Livia indicated to Mr. Rill that PC Universe was interested in proceeding with the proposed transaction.

First Irving reiterated to PC Universe that it would only be involved in taking PC Universe public if it received a merger fee of $75,000 and its principals were allowed to retain 5% of the stock in the surviving corporation. First Irving advised PC Universe this amount was not negotiable. Of the $75,000 merger fee to be paid to First Irving by PC Universe under the terms of the merger agreement, Mr. Rill will receive $25,000 as a director's fee. The remaining $50,000 will be paid to Williams Law Group for legal services in preparing this registration statement.

PC Universe indicated it understood and accepted the cash fee but that it wanted to have the opportunity to cap the upside potential of the value of the 5% of the shares retained by requiring First Irving to assure that the surviving corporation had an option to repurchase all of their shares. Mr. Rill and Mr. Williams agreed and First Irving entered into an option agreement with each one.


The option agreements with Mr. Williams and Mr. Rill provide that First Irving, currently and as the surviving corporation, may purchase the shares retained by Mr. Williams and Mr. Rill, equally from each, as follows:

------------------------------------ ----------------------------------- ---------------------------------
               When                           Number of Shares                   Price per Share
------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
First calendar month after first     225,000                             $1.00
trade on bulletin board

------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
Second calendar month after first    150,000                             $1.50
trade on bulletin board

------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
Third calendar month after first     75,000                              $2.00
trade on bulletin board

------------------------------------ ----------------------------------- ---------------------------------

Any shares not purchased within these time periods will be retained by Mr. Williams and Mr. Rill.

Because PC Universe did not want to fund any purchase of these shares subject to options held by Mr. Williams and Mr. Rill, management of First Irving, from the operating capital of the surviving company, it agreed to issue certain options to two investors, Lambo Investments, Ltd. and JB Brown, Ltd. These options will be exchanged for options of First Irving having the same terms on a one-for-one basis when the merger closes.

The option agreement with Lambo Investments, Ltd. and JB Brown, Ltd. provide they may purchase shares from PC Universe as follows:

------------------------------------ ----------------------------------- ---------------------------------
               When                           Number of Shares                   Price per Share
------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
First calendar month after first     75,000                              $3.00
trade on bulletin board

------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
Second calendar month after first    50,000                              $4.50
trade on bulletin board

------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
Third calendar month after first     25,000                              $6.00
trade on bulletin board

------------------------------------ ----------------------------------- ---------------------------------

First Irving has agreed to register the shares underlying these options on Form SB-2, which will be filed before the effective date of this registration statement. This registration statement will also register shares of Mr. Williams and Mr. Rill for resale in the event the options are not fully exercised. First Irving has agreed to keep the registration statement effective as long as necessary to permit resale of these shares. First Irving has agreed that all funds received upon exercise of the options by Lambo Investments, Ltd. and JB Brown, Ltd. shall be used to exercise the options with Mr. Williams and Mr. Rill on a pro-rata basis.


Reasons for the Transaction Structure

First Irving Strategic Group, Inc., a Florida corporation, and PC Universe, Inc., a Florida corporation, have entered into a merger agreement. First Irving Strategic Group is a private company with no assets or operations originally formed to acquire a private company that had made a decision to go public and secure a listing on the over the counter bulletin board through a reverse merger with a shell company. PC Universe goal was to go public through that process and only through that process, a decision it had made before it contacted First Irving Strategic Group.

In assisting PC Universe to reach this goal, First Irving Strategic Group had to structure a transaction to meet two separate requirements. One is factual. The other is legal. One is discretionary. The other is mandatory. The discretionary factual requirement is imposed by PC Universe. The mandatory legal requirement is imposed by the NASD.

In adopting this transaction structure to meet both the requirements of PC Universe and the NASD, First Irving Strategic Group considered the following:

o The board of PC Universe has the legal right under Florida state law to require that the transaction be structured as a reverse merger with a shell.

o PC Universe could go public some way other than a reverse merger with a shell. But as the board in the proper exercise of its discretion under Florida state law in making a business judgment has made its decision concerning the method PC Universe will utilize to go public, this is not a relevant issue.

o The transaction must involve the filing of a 1933 Act or 1934 Act registration statement in order for PC Universe to secure a listing on the over the counter bulletin board.

o The use of a 1933 Act registration statement is acceptable to the NASD in order to meet its requirements for listing.

o The merger satisfies PC Universe' requirement concerning the way PC Universe will go public. But the merger has nothing to do with meeting the NASD's requirement for securing a listing on the over the counter bulletin board, which is PC Universe' ultimate goal in the transaction. This registration statement, not the merger, satisfies the NASD listing requirement.

         Factual Requirement

PC Universe required that their going public transaction must involve a merger with a shell company. In order to meet this factual requirement, the transaction was structured to have PC Universe acquired by First Irving Strategic Group in a reverse merger. A reverse merger is a transaction in which First Irving Strategic Group and not PC Universe is the surviving company after the merger closes.

It is the board of PC Universe, not some third party, that has the right, indeed the duty, under Florida state law to make a determination as to which method of going public is in the best interest of PC Universe and its stockholders. The board selected this process rather than another because it determined that this process has a very valid business purpose: In the minds of its potential investors, its shareholders and its management, this method of going public was well known, universally accepted and proven to be successful. This method would therefore enhance PC Universe' ability to raise capital and provide its investors and shareholders with liquidity.

         Legal Requirement

Although this transaction structure meets PC Universe' factual requirement, the merger itself does nothing to meet the NASD's legal requirement that PC Universe must become subject to the provisions of section 15d of the 1934 Act to meet the listing requirement under NASD Rule 6530. According to the NASD's interpretation of the Rule, this requirement for listing is met by the filing of a 1933 Act registration statement.

NASD Rule 6530  limits  quotations on the  OTCBB  to the  securities of  issuers
"Eligibility  Rule Q and A,"  January 21,  1999,  posted on the over the counter
bulletin                    board                   website                   at
http://www.otcbb.com/news/EligibilityRule/eligruleq&a.stm the NASD advised companies that wanted to become listed on the over the counter bulletin board that

In order to be required to make filings pursuant to Section 13 or 15(d) of the Act, an issuer must register its class of securities under the Securities Act of 1933 or the Securities Exchange Act of 1934. [emphasis added]

So clearly, a registration statement such as this filed under the 1933 Act meets the NASD's requirement for listing.

That same statement of the NASD also indicates that PC Universe must be a mandatory, not a discretionary, reporting company. Under section 15d of the 1934 Act and related regulations and interpretations, that requirement is met for the year in which this registration statement is declared effective. However, there may some uncertainty as to the mandatory reporting status thereafter. Accordingly, to avoid any uncertainty in this area, First Irving Strategic Group will file a companion registration statement on Form 8-A, the form prescribed for discretionary registration of securities under section 12(g) of the 1934 Act. The filing of the companion registration statement on form 8-A will assure continued compliance with NASD Rule 6530 in the years after this registration statement is declared effective, so long as the surviving company remains current in its reporting requirements.

NASD Rule 6530 is not met by the merger. It is met by structuring the transaction to have the shares that are issued to PC Universe' shareholders in the merger registered under this 1933 Act registration statement and simultaneously registered under the 1934 Act on Form 8-A.

Although this transaction structure is utilized to meet PC Universe' requirement of going public through a reverse merger with a shell company, this registration statement is not being filed because of that requirement. It is being filed because in order for PC Universe to reach its goal of going public, the requirement imposed by the NASD has to be satisfied. This registration statement, and not the merger, is what meets that requirement.

Thus, by being acquired by First Irving Strategic Group in a transaction in which shares that are issued to PC Universe' shareholders in the merger are registered under this 1933 Act registration statement and simultaneously registered under the 1934 Act, PC Universe meets both the NASD legal requirement of going public - Rule 6530 - and its own factual requirement for the way it wants to go public - a reverse merger with a shell company.

Reasons for Recommending Approval of the Merger

Both the board of directors of First Irving Strategic Group and PC Universe have recommended approving the merger. Neither of the boards of directors of First Irving Strategic Group or PC Universe requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to First Irving Strategic Group and its shareholders or PC Universe and its shareholders.

In considering the merger, the First Irving Strategic Group board took note of the fact that PC Universe met its acquisition candidate profile in that it was a private company that had already determined to go public through merger with a shell when it first contacted First Irving Strategic Group. In addition, the board noted PC Universe could produce audited financial statements and other information necessary for the filing of this registration statement and had agreed to pay the required merger fee to First Irving Strategic Group, Accordingly, the First Irving Strategic Group board determined that the merger proposal was fair to, and in the best interests of, First Irving Strategic Group and the First Irving Strategic Group's shareholders.

The board of PC Universe also concluded that this transaction fully met PC Universe' business objective in the manner the board deemed to be the most appropriate consistent with its business decision to go public through a process involving a reverse merger with a shell corporation.

The board noted the transaction structure proposed by Third Enterprise would meet its objective of going public because it involved a transaction in which shares that are issued to PC Universe' shareholders in the merger are registered under this 1933 Act registration statement and simultaneously registered under the 1934 Act. As such, PC Universe would be able to meet the NASD's legal requirement of going public using the method it desired.

The PC Universe board recommended approving the merger because it concluded that the merger and its terms, including the merger fee to be paid to First Irving Strategic Group and the shares retained by shareholders of First Irving Strategic Group after the merger closed, were fair and in the best interests of PC Universe' shareholders. The board recommended PC Universe' shareholders approve the merger.

The board's conclusion and recommendation were based upon the following:

o PC Universe did not consider other methods of going public to be appropriate. The board determined that a reverse merger with a shell was the only acceptable alternative because this process, in the minds of its potential investors, its shareholders and its management, was:

o        Well known
o        Universally accepted
o        Proven to be successful

         The board took note that the bulletin board might not be as efficient or effective as Nasdaq. The board also pointed out that PC Universe didn't qualify for Nasdaq listing in any case.

         The board noted that there would be increased expense because of the requirement to become and remain an SEC reporting company in order to secure and maintain the bulletin board listing. Nonetheless, the board felt in its best business judgment that recognizing and acting upon investor, shareholder and management requests and desires for liquidity as soon as possible was in the long-term best interest of PC Universe and its business.

o The board investigated a number of individuals and entities who offered to assist PC Universe in becoming a reporting, listed and trading company through a reverse merger. The board concluded that the transaction structure proposed by Third Enterprise had significant advantages over other types of reverse merger transaction structures. And it concluded that counsel to First Irving Strategic Group possessed a higher level of honesty, knowledge, experience and competence necessary for a successful transaction than it felt would be available through other alternatives.

o The merger fee and number of shares retained were reasonable, particularly in comparison to traditional shell reverse merger transactions. They were also reasonable in view of the knowledge and
         experience of the attorney for First Irving Strategic   Group.

Having made these decisions, the board felt that to undertake this transaction in some other manner with some other company or individuals would be inconsistent with the decision the board in the proper exercise of the discretion it is allowed under the business judgment standards of Florida law and the interests and desires of all the shareholders of PC Universe.

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current directors and executive officers of PC Universe will become the directors and executive officers of the parent corporation.

Mr. Williams' law firm will receive legal fees of $50,000 and Mr. Rill will receive director's fees of $25,000 paid from the merger fee First Irving receives from PC Universe. Assuming the repurchase option is exercised in full in the first month, the value of the shares retained by Mr. Williams and Mr. Rill would be $225,000 each. If the options are not exercised, there is no way to reasonably estimate the value of these shares as the value will depend upon whether, if ever, they are able to resell their shares and the prevailing market price, if any, for the shares in the future.

Material Federal Income Tax Consequences

The following discussion summarizes all the material federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the PC Universe shareholders, as described below.

It has addressed this opinion to most of the typical shareholders of companies such as PC Universe. However, some special categories of shareholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

o        Dealers in securities
o        Banks
o        Insurance companies
o        Foreign persons
o        Tax-exempt entities
o Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
o Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

We also do not address the tax consequences of the merger under foreign, state or local tax laws.

We strongly urge to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither First Irving Strategic Group nor PC Universe has requested, or will request, a ruling from the Internal Revenue Service, IRS, with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

Williams Law Group, P.A., counsel to First Irving Strategic Group, has given an opinion that the merger will constitute a reorganization under Section 368(a) of the code for the shareholders of First Irving and PC Universe. The tax description set forth below has been prepared and reviewed by Williams Law Group, and in their opinion, to the extent the description relates to statements of law, it is correct in all material respects. The following tax consequences are implicit in the firm's opinion that the merger is a 368(a) reorganization. This discussion summarizes the tax opinion given by counsel.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under currently applicable law, result:

         No gain or loss will be recognized for federal income tax purposes by the holders of PC Universe common stock when they receive First Irving Strategic Group common stock in exchange for PC Universe common stock in the merger. This does not apply if the holder receives cash by the exercise of dissenters' rights.

         The aggregate tax basis of the First Irving Strategic Group common stock received by PC Universe shareholders in the merger will be the same as the aggregate tax basis of the PC Universe common stock exchanged in merger.

         The holding period of the First Irving Strategic Group common stock received by each PC Universe shareholder in the merger will include the period for which the PC Universe common stock surrendered in merger is held. This conclusion is dependent upon the PC Universe common stock being held as a capital asset at the closing of the merger.

         A holder of PC Universe common stock who exercises dissenters' rights for the PC Universe common stock and receives a cash payment for the shares generally will recognize capital gain or loss if the shares have been held at for at least one year measured by the difference between the shareholder's basis in the share and the amount of cash received. This assumes that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code and does not have the effect of a distribution of a dividend within the meaning of
         Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

                  Neither First Irving Strategic Group nor PC Universe will recognize gain solely as a result of the merger.

There is a continuity of interest for IRS purposes with respect to the business of PC Universe. This opinion is based upon IRS ruling guidelines that require eighty percent continuity, although the guidelines do not represent the applicable law.

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

o    PC  Universe would   ecognize a corporate level  gain or loss on the deemed
     sale of all of its assets equal to the difference between

     o the sum of the fair market value, as of the closing of the merger, of the First Irving Strategic Group common stock issued in the merger plus the amount of the liabilities of PC Universe assumed by First Irving Strategic Group

                           and

      o PC Universe's basis in the assets

o PC Universe shareholders would recognize gain or loss with respect to each share of PC Universe common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the First Irving Strategic Group common stock received in merger therefore.

In this event, a shareholder's aggregate basis in the First Irving Strategic Group common stock received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of First Irving Strategic Group common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the PC Universe common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that PC Universe shareholders were treated as receiving, directly or indirectly, consideration other than First Irving Strategic Group common stock in merger for PC Universe's shareholder's common stock, gain or loss would have to be recognized.

Exclusivity

Until either the merger agreement is terminated or the merger closed, PC Universe has agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business of PC Universe or the shares of capital stock of PC Universe.

Similarly, until either the merger agreement is terminated or the merger closed, First Irving has agreed not to make any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business or the shares of capital stock of any other company.

Termination

The merger will not be closed unless the following conditions are met or waived:

o No material adverse change has occurred subsequent to the date of the last financial information in the registration statement in the financial position, results of operations, assets, liabilities or prospects of either company

o This registration statement is effective under the Securities Act.

o The merger qualifies as a tax-free reorganization under Section 368 of the code.

o No litigation seeking to enjoin the merger or to obtain damages is be pending or threatened.

o Holders of less than 10% of the outstanding shares of PC Universe's common stock are entitled to dissenters' rights.

The merger agreement may be terminated as follows:

o If the closing has not occurred by any date as mutually agreed upon by the parties, any of the parties may terminate at any time after that date by giving written notice of termination to the other parties. No party may terminate if it has willfully or materially breached any of the terms and conditions of the agreement.

o Prior to the mutually agreed closing date, either party may terminate

  o  Following the insolvency or bankruptcy of the other.
  o If any one or more of the conditions to closing is not capable of fulfillment.

As First Irving goes through the due diligence and filing process, facts and circumstances not known to it when it started the process leading to closing the merger may come to light that make proceeding with the transaction inadvisable in the opinion of First Irving. If this occurs or if PC Universe cancels the agreement after paying the first installment of the merger fee, all fees previously received by First Irving will be retained.

Dissenters' Rights

The following summary of dissenters' rights under Florida law is qualified in its entirety by reference to chapter 607, Florida Statutes. All material terms of chapter 607 are summarized below. First Irving Strategic Group has attached copies of these statutes as an appendix to the registration statement.

Under Florida law, a PC Universe shareholder who does not give consent for the merger and otherwise does not vote for the merger and files a written demand for appraisal with PC Universe within 20 days after receiving notice will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of PC Universe. If a PC Universe shareholders wishes to exercise these rights, he or she must not give written consent to the merger and otherwise does not vote for the merger, must file the written demand within the prescribed time period, and follow other procedures.

Within 20 days after PC Universe has given notice, any shareholder of PC Universe who elects to dissent shall file with the corporation a notice of the election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Fair value means the value of the shares as of the close of business on the day prior to the merger authorization date, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

Any shareholder failing to file this election to dissent within the 20 day period is bound by the terms of the proposed merger. Any shareholder filing an election to dissent must deposit his or her certificates for certificated shares with PC Universe simultaneously with the filing of the election to dissent.

Upon filing a notice of election to dissent, the shareholder is thereafter entitled only to payment for dissenting and is not entitled to vote or to exercise any other rights of a shareholder.

It is a condition to PC Universe's obligations to consummate the merger that the holders of no more than 10% of the outstanding shares of PC Universe's common stock are entitled to dissenters' rights. If demands for payment are made with respect to more than 10%, of the outstanding shares of PC Universe's common stock, and, as a consequence more than 10% of the shareholders of PC Universe's become entitled to exercise dissenters' rights, then PC Universe will not be obligated to consummate the merger.

Accounting Treatment

For accounting purposes, the merger will be treated as a reorganization by PC Universe.

Merger Procedures

Unless otherwise designated by a PC Universe shareholder on the transmittal letter, certificates representing shares of First Irving Strategic Group common stock issued to PC Universe shareholders will be issued and delivered to the tendering PC Universe shareholder at the address on record with PC Universe . In the event of a transfer of ownership of shares of PC Universe common stock represented by certificates that are not registered in the transfer records of PC Universe , the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

o An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.
o  The  bond,  security  or  indemnity  as  the surviving  corporation  and  the
   transfer   agent may reasonably  require.
o Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.
o  Certificates have been converted.

Neither First Irving Strategic Group, PC Universe , or the transfer agent is liable to a holder of PC Universe's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the PC Universe's shareholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of PC Universe common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of First Irving Strategic Group common stock to which the holders are entitled.


                   PC Universe, Inc. Selected Financial Data

                         9 Mths Ended                       Year Ended December 31,                     1 Mth Ended
                                         ---------------------------------------------------------------
                         Sept. 30, 2000        1999            1998           1997            1996      Dec. 31, 1995
                           (Unaudited)                                    (Unaudited)     (Unaudited)    (Unaudited)
                         ----------------------------------------------------------------------------------------------
Working capital                  231,627         149,051        645,806          14,688          42,199        154,862
Total assets                   2,349,679       1,444,856      1,731,677         898,618       1,344,407        197,917
Long term debt                         0               0              0               0               0              0
Total liabilities              1,997,948       1,155,175        929,804         793,810       1,229,546              0
Equity                           351,731         289,681        801,873         104,808         114,861        197,917
Sales                          9,083,745       8,870,654      9,755,167      10,153,368      11,816,701         22,181
Net income (loss)                 92,050           9,608      1,305,915           3,355           5,008         (2,083)
Basic net income
  (loss) per share                 0.015           0.002          0.276           0.001           0.001         (0.000)
Basic weighted avg.
   no. of shares               6,170,365       4,740,000      4,740,000       4,740,000       5,839,507      6,320,000



   PC UNIVERSE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The following discussion and analysis of PC Universes financial condition and results of operations should be read in conjunction with PC Universe's unaudited condensed consolidated financial statements and the notes thereto included elsewhere herein.

For the Years Ending December 31, 1999, 1998, and 1997

Results Of Operations

The following table sets forth financial information derived from PC Universe's statements of income expressed as a percentage of net sales.

Financial information percentage of  gross sales

----------------------------- ---------------- ------------------
                                             December 31
----------------------------- ---------------- ------------------
----------------------------- ---------------- ------------------
                                1999             1998              1997
----------------------------- ---------------- ------------------ --------------
----------------------------- ---------------- ------------------ --------------
Total Sales                     100%              100%             100%
------------------------- --- ----------------- ---------------- ---------------
------------------------- --- ----------------- ---------------- ---------------
  Cost of Sales                  87.2%             75.5%            85.0%
------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------
Gross Profit                      12.8%            24.5%            15.0%
------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------

------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------
Operating Expenses
------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------
  Sales & Marketing                2.2%              5.6%             NA
------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------
  General                         10.9%             13.9%             NA
------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------
  Administrative                   0.7%              1.9%             NA
------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------
Total  Operating Expenses         13.8%             21.4%            15.1%
------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------

------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------
Income(Loss) from Operations      -1.0%             3.1%             -0.02%
------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------
Other Income (Expense)             1.1%            18.4%              .06%
------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------

------------------------ --- ----------------- ---------------- ----------------
------------------------ --- ----------------- ---------------- ----------------
Net Income                         0.1%             21.5%            0.04%
------------------------ --- ----------------- ---------------- ----------------

Net Revenues

Net  revenues  were  $8,870,654,  $9,755,167  and  $10,153,368  for  the  fiscal years ended December 31, 1999, 1998, and 1997, respectively. The decrease in revenues over the three year period was due to the transitioning of the company from mail order sales in 1997 to that of corporate sales and service by 1999. This marketing philosophy change was attributable to the general decline in popularity of the mail order business as the internet became a more popular purchasing avenue for consumers.

Product vs Service as a % of Total Revenues

                                               1999            1998         1997
Product                                         92%             95%          96%
Service                                          8%              5%           4%

Total Revenues by Product v Service ($000)
                                               1999            1998         1997

Product                                      $8,161          $9,267       $9,747
Service                                        $710            $488         $406

PC Universe service revenues have steadily grown in terms of absolute dollars over the three-year period. It is expected to continue to grow, in absolute dollars, as 2000 will yield 6.5% of $12million in revenues. The reason for the decline as a percentage of total dollars is the strong growth in corporate sales for 2000. Service revenues are expected to produce at least 6.5% of the total revenues in 2001 and beyond.

Corporate Sales vs Individual  Sales as a % of Total Revenues

                                                  1999            1998      1997
Corporate                                          80%             72%       35%
Individual                                         20%             28%       65%


Total Revenues by Corporate v Individual ($000)

                                                  1999            1998      1997
Corporate                                       $7,097          $7,024    $3,554
Individual                                      $1,774          $2,731    $6,600


Corporate sale as a percentage of total revenues will be approximately the same for 2000. It is expected to decline in slightly 2001 because of anticipated growth in internet sales.

Internet Sales vs Mail Order Sales vs Direct Sales as a % of Total Revenues

                                                   1999          1998       1997
Internet                                             5%             -          -
Mail Order                                          10%           35%        75%
Direct Sales                                         85           65%        25%

Total Revenues by Internet v Mail Order v Direct Sales ($000)

                                                   1999          1998       1997
Internet                                          $ 444             -          -
Mail Order                                        $ 887        $3,414     $7,615
Direct Sales                                     $7,540        $6,341     $2,538


Cost of Sales

Cost of sales consists primarily of the cost of products sold, and the related distribution and fulfillment costs, including shipping, inventory financing costs, credit card charges, internet hosting fees, and commissions paid on gross margins, as significant items. Cost of sales for the fiscal years ended December 31, 1999, 1998, and 1997, respectively were $7,734,912, $7,362,705 and $8,626,776. The decline in cost of sales was in line with the decline in revenues for the years under review. There were no significant changes in terms of percentages. In terms of absolute numbers, the decline in credit card charges was offset by an increase in commissions to corporate account representatives. With 2001 expected sales in 2000 of not less than $12million, cost of sales will increase. With the internet sales expected to grow steadily in the oncoming years, margin percentages will decline but absolute dollars will increase.

Advertising

Costs associated with advertising are expensed in the year incurred. Advertising expenses were $85,530 and $396,188, $402,482 (1997) need all three years for the years ending on December 31, 1999, 1998, and 1997 respectively. In 2000 and 1999, the advertising was mainly through the radio, while print media was mostly used in 1998. It is expected that the internet will be the media of choice for the future. With advertising expenses expected at $200,000 for 2000 and $400,000 for 2001, it is anticipated that 75% of these advertising dollars will be for internet promotions and advertisements.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and related expenses for all employees, facilities expenses, professional fees, and other general corporate expenses. These expenses were $1,028,593 for 1999, $1,549,863 in 1998. In 1997 the auditing firm combined advertising and general and administrative for $1,528,331. PC Universe expects general and administrative expenses to continue to increase as of PC Universe expands the revenues. There were no significant changes in percent or absolute numbers to any significant factors. PC Universe objective is to contain GSA expenses at 11% of net revenues for 2000 and reduce this percentage gradually in line with the anticipated growth in revenues.

Interest Expenses

The interest charges are mainly derived from balances on of PC Universe corporate credit card purchases and inventory financing. Interest expenses were $26,979 for fiscal year 1999, $0 for 1998 and $8,137 for 1997. The increase is primarily attributable to additional interest charges incurred when inventory for resale were purchased on corporate credit cards. With interest expenses expected at $44,000 for 2000, it is anticipated that this category of expense will increase in the future in direct relationship with growth in revenues.

Amortization and Depreciation

Depreciation and amortization expenses consist primarily of the amortization of organizational expenses, as well as fixed asset depreciation. The depreciation and amortization expenses for PC Universe for the periods ending December 31, 1999, 1998 and 1997 were $31,020, $31,184 and $34,710.

Gross Profit

Gross profit was $1,135,742, $2,392,462 and $1,526,592 for the fiscal years ending December 31, 1999, 1998 and 1997 respectively. The main factor for the margins moving from 15% to 24.5% from 1997 to 1998 was largely due to the profitable sale of software in 1998 related to the informational database as noted under Miscellaneous Income below. PC Universe's reduction in margins for 1999 was a result of increased competition brought about by growth in internet sales as new players entered the market with lower cost business models. Margins for 2000 is expected at 12%. With purchasing management and growth in the company's service department this rate can be maintained and improved on in the foreseeable future.

Miscellaneous Income

Total miscellaneous income the fiscal years ending December 31, 1999 was $128,631 and $1,791,473 for 1998 and $9,473 for 1997. This represents income items such as liquidation sales of job lot items acquired periodically throughout the year. The increase in the miscellaneous income for the fiscal year of 1998 represented the sale of an informational base that was developed by PC Universe.

An example of the liquidation sales would be that of a computer retailer or computer service company emptying a warehouse of unclaimed products their service department have repaired or replaced under warranty for their customers. Typically PC Universe's buyer would visit the warehouse and make a bid after reviewing the products. Upon receipt these items are then tested and sold with limited warranty to existing customers. Because these transactions are not ordinarily recurring revenues, they are classified as miscellaneous income in order not to distort the margin reports.

Net Income

PC Universe's net income for the fiscal years ending December 31, 1999, 1998 and 1997 respectively. was $12,808, $2,098,065 and $3,947 The increase in net income in fiscal year 1998 is attributed to the sale of the informational base that was developed by PC Universe. Net income for 2000 is expected at (approximately 1% of revenues) and growth in profitability is anticipated in 2001 at no less than (1.5% of revenues).

Liquidity and Capital Resources

------------------------------ ------- -------------------- --------------------- --------------------
                                            1999                 1998                1997
------------------------------ ------- -------------------- --------------------- --------------------
------------------------------ ------- -------------------- --------------------- --------------------
Cash Liquidity                             $199,888             $724,139               $7,998
------------------------------ ------- -------------------- --------------------- --------------------
------------------------------ ------- -------------------- --------------------- --------------------
Cash utilized in Operations               $(326,161)          $1,663,504            $(214,747)
------------------------------ ------- -------------------- --------------------- --------------------
------------------------------ ------- -------------------- --------------------- --------------------
Accounts Receivable                        $849,660             $719,126              $416,880
------------------------------ ------- -------------------- --------------------- --------------------
------------------------------ ------- -------------------- --------------------- --------------------
Cash Utilized in Investments               $(14,532)            $(28,447)             $(50,417)
------------------------------ ------- -------------------- --------------------- --------------------
------------------------------ ------- -------------------- --------------------- --------------------

------------------------------ ------- -------------------- --------------------- --------------------


PC Universe's total assets were $1,444,856 $1,731,677 and $898,498 for the periods of December 31, 1999, 1998 and 1997 respectively. Total liabilities were $1,155,175, $929,804 and $1,229,546. PC Universe's current assets were $1,304,226, $1,575,610 and $808,498. Its current liabilities for the period ending December 31, 1999, 1998 and 1997 were $1,155,175, $929,804 and $793,810.
Working capital for the years was $149,051, $645,806 and $14,688. PC Universe experienced the profitable sale of the informational database in 1998 as noted under Miscellaneous Income the company at 12/31/98 had Cash of $724,139, of which $525,000 was distributed to the shareholders in 1999. There has been significant growth in total assets in 2000, which is in excess of $2 million largely as a result of improved revenue growth, which is reflected in Inventory and Accounts Receivable.

Revolving Line of Credit

As of September 30, 2000, of PC Universe's principal loan commitments consisted of obligations for the acquisition of fixed assets. PC Universe is also negotiating with FINOVA Capital, to provide increased floor plan financing from $1 million to $1.5 million, which will enable PC Universe to support it's increased sales. This credit facility is a revolving line of credit or "floor-plan" and has a credit limit of $1,000,000, the interest accrues at the average of prime rates, as listed in the Wall Street Journal. The collateral for this floor plan credit facility are accounts receivable and inventory. The balances of the line of credit were $1,028,505 and $870,383 at September 30, 2000 and 1999 respectively.

FINOVA's note is due for redemption on February 12, 2001. PC Universe has entered into negotiations with IBM Credit Corporation to provide $2.5 million financing under a flexible payment plan to replace the floor plan with FINOVA. Interest normally accrues at prime plus 1.5% on invoices past 30 days.

Currently IBM is conducting an on-site audit of the company's collateral records and purchasing and sales procedures. This is scheduled for completion on January 12, 2001. It usually takes two weeks after audit for the switch to be made. PC Universe is confident of approval, and that the worst case scenario would be a line approval of no less than its existing line with FINOVA

For the 9 months ended September 30, 2000 and 1999


Results Of Operations

The following table sets forth financial information derived from PC Universe's statements of income expressed as a percentage of net sales.

Financial information percentage of  gross sales

                                              9 Months Ended September 30

                                              2000                    1999
                                            (Unaudited)             (Unaudited)
    Total Sales                                 100%                    100%
      Cost of Sales                            87.0%                   88.0%
    Gross Profit                               13.0%                   12.0%

    Operating Expenses
      Sales & Marketing                         2.2%                    2.2%
      General                                   8.7%                   10.8%
      Administrative                            0.8%                    0.8%
    Total Operating Expenses                   11.7%                   13.7%

    Income (Loss) from Operations               1.4%                   2.10%
    Other Income (Expense)                     -1.5%                    0.2%

    Net Income                                 -0.1%                    0.2%

Net Revenues

Revenues are received from sales and service of computers and computer related items. Net revenues were $ 9,083,745 for the 9 months ended September 30, 2000, a 35.18% increase from $6,719,675 for the 9 months ended September 30, 1999.This increase is due from growth of PC Universe's corporate customer base and repeat purchases from our existing customers.

Product vs Service as a % of Total Revenues

                                                9-30-00                 9-30-99
Product                                              6%                     91%
Service                                             94%                      9%

Total Revenues by Product v Service ($000)

                                                9-30-00                 9-30-99

Product                                      $8,520,553              $6,145,143
Service                                     $   563,192             $   574,532

Corporate Sales vs Individual  Sales as a % of Total Revenues

                                               9-30-00                  9-30-99

Corporate                                          81%                      80%
Individual                                         19%                      20%



Total Revenues by Corporate v Individual ($000)

                                               9-30-00                  9-30-99

Corporate                                   $7,394,168               $5,402,619
Individual                                  $1,689,577               $1,317,056

Cost of Sales

Cost of sales consists primarily of the cost of products sold, and the related distribution and fulfillment costs, including shipping, inventory financing costs, credit card charges, internet hosting fees, and commissions paid on gross margins, as significant items. Cost of sales increased to $7,899,213 for the 9 months ended September 30, 2000 from $5,915,824 for the 9 months ended September 30, 1999 as a result of an increase in revenues.

Sales and Marketing Expenses

Sales and marketing expenses consists of advertising and promotional expenses, and outsourced customer service fees. Sales and marketing expenses were $202,884 for the 9 months ended September 30, 2000 and $144,510 the 9 months ended September 30, 1999. Costs associated with advertising are expensed in the year incurred. Advertising expenses were $103,602, and $60,394, nine months ending on September 30, 2000 and 1999. In 2000 and 1999, the advertising was mainly through the radio. Also, during the year 2000, $53,250 was expended on a website which was abandoned.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and related expenses for all employees, facilities expenses, professional fees, and other general corporate expenses. These expenses were $857,984 for the 9 months ended September 30, 2000 from $778,648 for the 9 months ended September 30, 1999 PC Universe expects general and administrative expenses to continue to increase as of PC Universe expands the revenues.

Interest Expenses

The interest charges are mainly derived from balances on of PC Universe corporate credit card purchases and inventory financing. Interest expenses were $29,897 for the 9 months ended September 30, 2000 and $17,438 for the 9 months ended September 30, 1999. The increase is primarily attributable to additional interest charges incurred when assets were purchased on corporate credit cards.

Amortization and Depreciation

Depreciation and amortization expenses consist primarily of the amortization of organizational expenses, as well as fixed asset depreciation. The depreciation and amortization expenses for PC Universe was $22,531 for the 9 months ending September 30, 2000 and $22,650 for the period ending September 30, 1999.

Gross Profit

Gross profit was $1,184,532 the 9 months ended September 30, 2000 and $803,851 for the 9 months ended September 30, 1999. This increase in gross margin was primarily attributable to better pricing management of PC Universe's product mix.

Miscellaneous Income

Total miscellaneous income the 9 months ended September 30, 2000 was $47,283 and $157,275 for the 9 months ended September 30, 1999. This represents non-recurring income items such as liquidation sales of job lot items acquired periodically throughout the year.

Net Income

PC Universe's net income was $(12,460) for the 9 months ended September 30, 2000 and $20,530 for the 9 months ended September 30, 1999. The decrease in net income is attributed to increased legal, accounting and consulting costs for the imminent merger with First Irving Strategic Group, Inc.

Liquidity and Capital Resources

At September 30, 2000, of PC Universe's cash liquidity was $166,306 compared to $37,107 of cash at September 30, 1999. Net cash used in operating activities was $(196,463) and $(548,133) for the 9 months ended September 30, 2000 and 1999, respectively. Accounts Receivable were $1,707,382 for the 9 months ended September 30, 2000 and $1,074,548 for the 9 months ended September 30, 1999. Net cash used in investing activities was $(12,068) and $(2,168) for the 9 months ended September 30, 2000 and 1999, respectively, and primarily consisted of upgrading the of PC Universe website. PC Universe believes that the current cash balances and projected cash inflows from revenues and accounts receivable will be sufficient to meet PC Universe's anticipated operating cash needs for the next 12 months.


Assets, Liabilities and stockholders Equity

PC Universe's total assets were $2,349,679 and $1,571,945 for the periods of September 30, 2000 and September 30, 1999. Total liabilities were $1,948,948 and $1,274,541 for September 30, 2000 and September 30, 1999. At September 30, 2000, our current assets were $2,229,575 and September 30, 1999 they were $1,435,309. Our current liabilities for the period ending September 30, 2000 were $1,948,948 and for September 30, 1999 were $1,274,541 Working capital for the period ending September 30, 2000 was $280,627 and for September 30, 1999 it was $160,768. While shareholders equity was $400,731 for September 30, 2000 and $297,404 for September 30, 2000.



                              PC UNIVERSE BUSINESS

PC Universe is a reseller of

o        Computer hardware,
o        Computer software
o        Audio/visual equipment

PC Universe also provides other services, such as computer technical support and repair services. It offers more than 100,000 products.

PC Universe sells its products and services through a direct sales force operating in and catalogues distributed in South Florida. Approximately 95 % of its sales are made by its sales force. It is also developing an online website for sales of its products and services on the Internet.

PC Universe doesn't maintain any significant inventory of products. Instead, it relies primarily on distributors to fulfill and ship orders to customers.

In calendar year 1999, these separate activities accounted for total revenues of PC Universe as follows:

---------------------------------- ----------------------------- ---------------
          Activity                         Revenue                   Percent
---------------------------------- ----------------------------- ---------------
---------------------------------- ----------------------------- ---------------
       Physical Stores                    $7,686,767                  86.65%

---------------------------------- ----------------------------- ---------------
---------------------------------- ----------------------------- ---------------
      Support and Repair                    $646,143                    7.28%

---------------------------------- ----------------------------- ---------------
---------------------------------- ----------------------------- ---------------
    Mail Order/Internet Store             $1,126,984                    12.7%

---------------------------------- ----------------------------- ---------------

In the first 9 months of calendar year 2000, these separate activities accounted for total revenues of PC Universe as follows:

---------------------------------- ----------------------------- ---------------
           Activity                          Revenue                  Percent
---------------------------------- ----------------------------- ---------------
---------------------------------- ----------------------------- ---------------
        Physical Stores                    $8,302,567                   91.4%

---------------------------------- ----------------------------- ---------------
---------------------------------- ----------------------------- ---------------
       Support and Repair                    $369,933                   4.07%

---------------------------------- ----------------------------- ---------------
---------------------------------- ----------------------------- ---------------
    Mail Order/Internet Store                $411,245                   4.53%

---------------------------------- ----------------------------- ---------------


PC Universe outsources the majority of its operating infrastructure including

o        Distribution and fulfillment
o        Customer service and support
o        Credit card processing
o        The hosting of its system infrastructure and database servers


This business model allows it to add new product categories easily and rapidly and eliminates significant capital investments and the costs and risks of carrying inventory.

History

PC Universe, Inc. was incorporated in 1995 and commenced operating as a computer mail order reseller in the first week of the following month. PC Universe intended to be a mail order company with a difference. Within one month of operating a fledgling service department was opened at its Boca Raton location primarily to provide service on products sold to the anticipated South Florida based corporate clients that it thought it would eventually enter into relationships with. In those days, mail order was a significant part of the computer sales industry, so the corporate sales were very minimal in relationship to its mail order business, and the service department was mainly providing repairs to walk in customers from the local vicinity.

From the onset, PC Universe forged sales and service relationships with companies such as IBM, Compaq, Hewlett Packard, Toshiba, Sharp, and Epson. Through these manufacturers' distributors such as Ingram-Micro, Tech Data, InaCom, and Merisel, strategic alliances were formed.

PC Universe's website was launched in March of 1996 and has constantly been improved over the years. It is currently undergoing major overhaul with a fully upgraded E-commerce site, PCUdirect.com, about to be unveiled within 60-90 days to the Internet community. This will also coincide with the launch of its extranet, accessed on its PCUdirect.com site, which will provide online access to its product database for its corporate customers. Orders and manufacturers' authorization for returns will be facilitated electronically which should reduce the turnaround time for sales fulfillment and enhance customer satisfaction.

PC Universe has identified the following areas of growth:

o        Web hosting
o        Internet Service Provider
o        Data Warehousing
o        Training/online training
o        Audio/visual equipment sales

The PC Universe Solution

PC Universe buys nearly all of its name brand products, such as IBM, Toshiba, Compaq, through established distribution chains in the industry. Its main suppliers are Ingram Micro and Tech Data. PC Universe has long-standing relationships with these suppliers and has in place basic pricing and credit agreements to help facilitate business. These suppliers can and do supply its competitors. These are the two largest distributors in the industry, but there are many others to choose from should the need arise. Since its relationship with these other distributors is not as solid, PC Universe would probably suffer some price increases for a brief period while it establishes new relationships, but it shouldn't be a lasting problem.

Strategy

PC Universe's objective is to become a significant e-commerce destination offering a broad selection of computer brand name products and services to consumers and small businesses at everyday low prices.

PC Universe recognizes that it is significantly smaller than some of its competitors such as CDW and Buy.com. Although it is not a leader in the industry compared to such large national companies, it does feel, however, that the internet can be a great equalizer. The internet gives smaller businesses such a PC Universe the ability to compete more equally with larger businesses because it allows equal access to customers wherever they are located.

To achieve its objective, the key elements of its strategy include the following:

o        Build the PC Universe Brand.

     PC Universe intends to increase customer loyalty and brand recognition by offering multiple comprehensive product lines at everyday low prices backed by superior customer service. In addition to its aggressive pricing strategy, PC Universe plans to continue to promote its brand through a variety of marketing and promotional campaigns. These include television, print, radio, direct mail and outdoor advertisements, as well as strategically placed online advertisements and promotional campaigns.

o Expand and Improve Relationships with Distribution and Fulfillment Providers to be a Low Cost Supplier.

     PC Universe plans to continue to work with its distribution and fulfillment providers to obtain more timely and accurate product information, shipping and fulfillment. As its sales increase, PC Universe believes it will be able to achieve more favorable terms and pricing from its providers.

o        Provide an Excellent Online Shopping Experience

     PC Universe has included compelling content to allow customers to enjoy their visit to its website and make more informed purchase decisions. Its website offers a broad range of computer and software products. PC Universe believes that shopping at PCUdirect.com offers attractive benefits to customers, including

o        Convenience
o        Ease of use
o        A broad selection
o        In-depth product information and content
o        Everyday low prices

     PC Universe also intends to market it's PCUdirect.com website as a virtual community for all those interested in the PC industry. Online chat rooms and message boards where visitors can talk to experts and auctions for selling or buying used products are just two of the ways in which PC Universe intends to create customer loyalty on its website. The following highlights the key features of its online shopping experience:

o        Browsing

         PC Universe has created a shopping experience on the web that strives to provide customers with the information they need in an extremely functional manner. It has been the goal of its web designers from day one to respond to its clients needs by making sure the information they desire is never more than just a few clicks of the mouse away. At the home page and the main page for each category, customers can view promotions and featured products or use a keyword search to locate a specific product. Its website also allows customers to conduct sophisticated searches based on pre-selected criteria designated in each store, displaying the search results in a number of different ways including by lowest price, highest price, and by manufacturer. PC Universe has organized its product offerings into a simple set of categories and subcategories. This simple structure also allows customers to click on the designated category or subcategory to go to the desired location immediately.

o        Accessing Information.

         One of the key advantages of online shopping is the ability to access a broad range of information quickly and easily. PC Universe believes this extensive information enables the customer to make a more educated purchase decision and enhances the overall shopping experience.

o        Selecting a Product and Checking Out.

         Customers can purchase products from its online store using the checkout function. Similar to a traditional retail store, customers can add and subtract products from their shopping basket as they browse, prior to making a final purchase decision. To execute orders, customers click on the checkout button. New customers are prompted to create an account and supply shipping and payment information. Repeat customers, through their personally created username and password, can access their account to view order status, view their history of previous orders or update their personal information. It stores its customers' account information on its secure network, including multiple shipping addresses and billing options, which eliminates the need for repeat customers to complete their order information during future transactions. PC Universe charges its customer's credit card only after PC Universe has shipped the product. It also provides updated product information to indicate product availability. When purchased products are in stock, it generally ships orders received before 4:00 p.m. eastern time at the store on the same day as the order is placed.

o        Monitoring Its Status.

         To provide the highest level of customer service, PC Universe attempts to maintain communication with its customers throughout the purchase and fulfillment process. PC Universe confirms each order via an automatic e-mail within minutes of the order placement, and notifies its customers via e-mail when their product has been shipped. PC Universe sends additional e-mail communications to its customers regarding the status of their orders in the case of back orders and partial shipments.

o        Obtaining Assistance.

         Presently, customers can obtain assistance through our toll-free number. PC Universe plans to have online assistance on the site by clicking on either the Customer Service button or the Help button on each page. Its online chat feature will also enable customers to ask a customer service representative questions while online via a chat format.

Traditional Stores

PC Universe does not maintain traditional stores. Instead, all sales are made through its in house sales force.

In today's market, computers are sold in department stores such as Sears; in specialty electronic and appliance stories, such as Best Buy or Circuit City; in stores operated by the manufacturers of a specific computer brand, such as Gateway and in computer-only stores. In the early days of personal computing, large national computer-only stores were common. Now most computer-only stories tend to be small and locally oriented, with the exception of the national chain CompUSA.

PC Universe believes the decline of the national computer-only stories is a direct result of the rise of the direct marketing of computers by manufacturers such as Dell and Gateway and the ease of purchasing afforded by the Internet.

Technical Support and Service Program

PC Universe is authorized to do service on a number of manufacturers, including Compaq, IBM, Apple, Toshiba and others. PC Universe doesn't sell service contracts per say; rather, it sells block hours, that is, a discount for purchasing blocks of service time in advance. Our service fees vary with our basic service charge at $85 and hour for on-site service and $65 and hour if the customer brings the computer into a PC Universe facility. The charges can range as high as $150 an hour, depending on the type service needed. By purchasing service time in blocks, customers can typically receive a 15% discount on a 100-hour purchase.

PC Universe does warranty repair; that is, it repairs defective products as per the manufacturers' warranty and are reimbursed for our services by the manufacturer involved.

It also does network design and installation and upgrades.

o        It designs the network.
o        It gathers all the products necessary for the network.
o It charges for the labor, by the hour at its standard $85 an hour rate, to put the network together for the customer.

Distribution Network

PC Universe believes that the ability to maintain a primarily outsourced operating infrastructure is key to an efficient and profitable e-commerce model. As part of this strategy, PC Universe has entered into relationships with leading distributors including Ingram Micro for computer hardware, software and accessories. These distributors carry a vast inventory of products located in warehouses throughout the country from which products are picked, packed and shipped directly to its customers or its national fulfillment provider.

Through this system, PC Universe has been highly effective at leveraging the inventory management and fulfillment capabilities of each of its providers to deliver products cost- effectively to its customers nationwide. For example, in September 1999, the average time for Ingram Micro to ship an in-stock product to a customer was less than one day.

In 1996, PC Universe entered into an agreement with Ingram Micro through which they have agreed to provide, process and distribute some of the computer hardware and software products that it sells. Ingram Micro is one of the leading wholesalers of brand name computer hardware and software products, with net sales in excess of $22.0 billion for 1998. In addition to the revolving line of credit, or floor plan, described below, it maintains a $300,000 line of credit with Ingram.

It also maintains a $50,000 line of credit with Tech Data, another of the largest wholesalers of brand name computer equipment, although it has no agreement with Tech Data.

By using a secure Internet connection with each of its providers, orders placed by its customers are reviewed by PC Universe, then transmitted directly to the appropriate distributor. These orders are automatically fed into the distributor's system where they are processed and sent to a warehouse to be picked, packed and shipped. Orders are often processed and ready for shipment within minutes from the time a customer places an order over the telephone or at its website. In the event the products on a customer order are not located in the same warehouse, its system will cascade the order across several warehouses beginning with the one nearest to the customers' shipping address. By accessing distributor warehouses throughout the country, PC Universe has become more efficient in minimizing shipping costs as well as quickly delivering products to the customer.

The integrated electronic connection with each of its distribution providers also provides it with data on

o        Inventory quantities
o        Inventory location
o        Shipping status
o        Shipper tracking numbers
o        The estimated time of arrival for back-ordered products

Its website also provides a direct link from a customer's order information to both Federal Express and United Parcel Service to provide up-to-the-minute information on delivery status.

PC Universe has a revolving line of credit, commonly referred to as a floor plan, with FINOVA Capital Corporation up to a limit of one million dollars. PC Universe does not incur any interest until payments are in excess of 30 days past due; for payments more than 30 days past due, an interest rate of prime plus 2% is applied. Payments by FINOVA to its distributors for products are normally discounted one to two points depending on the arrangements that they have with the various distributors.

Currently the amount of backlogged orders is approximately $340,000 at 6/30/00 compared to $290,000 at 6/30/99. Its experience factor in fulfillment is 90% within four weeks of date. Generally, items that cannot be supplied would not be entered in a sales order.

Growth of the Internet and E-Commerce
-------------------------------------

PC Universe is expanding its operations to market products on the internet at its website PCUdirect.com. The market for selling computer hardware and software products on the internet is in the early stages of development. PC Universe is a small part of this market.

The  Internet  has  rapidly  emerged  as a  significant  interactive  medium for worldwide communication, instant access to information and e-commerce. International Data Corporation, a research company which tracks computer and Internet statistics, estimates that the number of Internet users worldwide will increase from approximately 196 million at the end of 1999 to more than 502 million by the end of 2003. PC Universe believes this rapid growth is primarily attributable to

o The increasing number of personal computers in homes and offices
o Technological advancements that provide easier, faster and cheaper access to the internet
o The proliferation of products, content and services available on the Internet at competitive prices

In the area of computer products, Dell computers for example announced one year ago that they were averaging nearly $1 million dollars a day in sales and expected to triple that amount within two years.

International Data Corporation estimates that the number of customers making purchases on the Internet will grow from approximately 48 million in 1999 to approximately 183 million in 2003. In addition, International Data Corporation predicts the total value of goods and services purchased annually over the Internet will increase from approximately $111.4 billion in 1999 to approximately $1.3 trillion in 2003.

The Online Retail Opportunity

In contrast to traditional retail channels, the Internet provides online retailers with the opportunity to offer a broad and evolving selection of merchandise to customers worldwide, while enabling customers to shop at their convenience without leaving their homes or offices. The Internet provides essentially unlimited shelf space without significant capital investments, allowing online retailers to build large global customer bases at an unprecedented pace and to potentially achieve superior economic returns over the long-term. The flexible structure of the Internet also enables online retailers to update product descriptions quickly and make new products immediately available for sale without incurring significant expenses. In addition, online retailers can easily obtain demographic and behavioral data about customers, increasing opportunities for targeted marketing.

Forrester Research, a research company that tracks the computer/Internet industries, estimates that the online sale of computer hardware is one of the largest domestic Internet retail opportunities for the consumer and small office/home office market. According to Forrester Research, annual online computer hardware sales are expected to grow from approximately $2.4 billion in 1999 to approximately $15.0 billion in 2003, representing approximately 14% of the entire computer hardware market in 2003. Media products such as software, books, videos and music also represent a fast growing segment of the online retail market. Forrester Research estimates that domestic annual online sales of these products will grow from approximately $3.0 billion in 1999 to more than $10.0 billion by 2003.

Challenges Faced by Online Retailers

The Internet addresses many of the limitations faced by traditional and catalog retailers by providing

o        Unlimited shelf space
o        Worldwide geographic reach for potential customers
o        Customer convenience
o Significant flexibility with regard to vendor promotion and cross-merchandising opportunities, on a comparable basis, extremely low costs

However, online retailing is new and evolving and presents a number of challenges, including:

o        Limited Brand Awareness and Customer Loyalty.

     Online retailers must build their brand recognition to attract potential new customers, to develop customer trust and loyalty in the absence of face-to-face interaction and to maintain high levels of customer traffic to their websites. Creating a strong brand, however, can be difficult and expensive, and many online retailers have had limited success developing their brand name.

o        Significant Price Competition.

     Online pricing engines enable customers to easily determine the lowest price for a particular product. Because online shoppers can quickly access pricing information with little effort, online retailers must be able to offer competitive prices to continue to draw traffic to their websites.

o        Limited Product Offerings and Customer Convenience.

     Many online retailers focus on a single product category, which may frustrate customers who must visit a variety of online stores and pay multiple shipping fees to accommodate all of their online shopping needs. Among those online retailers who provide multiple product offerings, many have sites that are difficult to navigate, do not use sophisticated search capabilities and do not allow customers to purchase products using a single check-out process.

o        Inability to Rapidly Increase Operations and Infrastructure.

     Many online retailers choose to handle most aspects of the online retail channel internally, including maintaining a large inventory of products, shipping and processing orders, and providing customer service. This requires significant time, capital investment and operating overhead that constrain the online retailers' ability to increase sales or expand into new product categories. Unexpected increases in sales can also strain the retailer's infrastructure, resulting in delayed or improper shipments, slow response time and dissatisfied customers.

o        Limited Content and Customer Service.

     Due to the increasing number of websites, online retailers must provide compelling content and other attractive features to differentiate their sites. Many first time online shoppers may experience concern over the absence of the face-to-face communication associated with e-commerce transactions. PC Universe believes a successful online retailer must provide immediate customer support, timely shipments, frequent status updates and knowledgeable advice.

Competition among online retailers has increased as a result of the attractive commercial medium provided by the Internet and the relatively low barriers to enter this market. Therefore, PC Universe believes the success of online retailers will depend on their ability to develop brand awareness, offer competitive prices on a broad selection of products, and provide compelling content and superior customer service.

Principal Markets

The primary markets for sales and service are mainly corporate, educational, and government accounts located or doing business in the South Florida area. When PCUdirect.com is fully operational, that division will have the Internet consumers located within the continental U.S.A. as its primary market.

The main sales target market is the South Florida area. Ideally, corporations that have product and service requirement of at least $75,000.00 per year are considered worthwhile prospects. Government and educational institutions are among the target market as they often qualify for additional manufacturer sales programs and rebates.

South Florida corporations increasingly account for a larger share of service revenues. Currently 70% from 50% a year ago, it is anticipated that corporations could account for 90% of service revenues within one year.

Marketing and Promotions

PC Universe establishes relationships with customers by:

o  Direct sales through its corporate sales representatives.
o  Advertisements  in  reputable  computer  magazines,  on the  radio,  and  the internet.
o Promotional activities involving customers, potential customers, and manufacturers. These activities include an annual cruise for our largest customers and a golf tournament.

In terms of a brand name, the internet division will be promoting the PCUdirect.com name as the site to visit for affordable quality products. This is being promoted through search engines and an advertising campaign with ZD publications.

Sales staff are remunerated on a salaried plus commission basis. There are three plans as follows:

o Established Salesperson Or Newer Salesperson Establishing Themselves In This Field

     This plan has a monthly draw of from $2,000 to $2,600 and commissions from 20-30% increasing based upon amounts of sales.

o    Established Salesperson

     This plan has a $3,000 per month salary with commissions from 3-17.5% increasing based upon amounts of sales.

o    Managerial Salesperson

     These salespersons may earn commission overrides from managed employees They have a $4,000 per month salary with commissions from 5-14% increasing based upon amounts of sales. To stay on this plan a target of $60,000 gross sales must be met every quarter.

Customer Service and Support

PC Universe's emphasis on recruiting is primarily on sales and service personnel, the caliber of which it believes has steadily been upgraded over the years.

The service department is of critical importance to the growth of the business. With the emphasis on corporate sales, these customers demand an efficient level of service for products purchased. With newly implemented training programs in place, it is vital that PC Universe continues to present to its customers highly skilled individuals that will provide cost effective information technology solutions on an ongoing basis. Many of these technicians are factory trained for IBM, Hewlett-Packard, Sharp, Compaq, Apple, Epson, and Toshiba, to name a few. In terms of certification, many have successfully completed their Novell Gold, CNE, ECNE, MCSE, and Windows NT exams, to name a few. The minimum level acceptable for employment is the A+ certification. Help desk support is standard offering to its growing customer base.

PC Universe believes customer loyalty is created one way--through excellent service. Every PC Universe customer has a dedicated sales team at their disposal. They are available to answer technical questions, help with product research and to help design customer specific solutions using its huge product selection and technical expertise. Every sales and service representative receives the latest manufacturer training and certifications. Its wide selection of name brand products allows it to custom configure a wide variety of choices and can better serve its customers than single line resellers or manufacturers like Micron or Gateway.

It also strives to keep customers informed concerning the status of their orders. It automatically sends e-mails confirming receipt of an order, as well as follow-up e-mails to notify the customer of the product shipment, any back ordering and to confirm the customers' receipt of a product.

PC Universe currently provides telephone support. It is planning Web-based support, which will include a chat function. It anticipates that our Web-based support will be available within 60 days. Customers can currently check on their orders on-line.

Technology and Systems

PC Universe believes that its technological infrastructure is sturdy and reliable. However it is constantly undergoing upgrades in order to keep in step with this fast paced industry. PC Universe has a fully functional local area network and wide area network connecting every employee at three locations from Miami to Boca Raton. Its internet infrastructure with high speed interconnect ensures that its sales and purchasing staff maintain on-line connections with its major distributors, resulting in a high level of customer satisfaction.

PC Universe prides itself in supplying products and services at the correctly quoted prices within the specified delivery period. These systems all dovetail into PC Universe's main operational and accounting software that is fully integrated. Sales, service, purchasing, warehousing, and accounting all share the same software platform which is supported 24 hours a day, seven days a week by American Micro Innovations.

PC Universe's e-commerce website is built on industry standard technologies, including Dell Power Edge 2450 and Dell Power Edge 6000 series servers. The business logic of the site is contained in a variety of proprietary programs. These programs handle user interface, ordering and customer communications and operate on fault-tolerant Dell Power Edge servers. PC Universe and A Digital Dream, the company that hosts our Internet sites, expect to add additional servers and capacity as needed in the long-term. Its system includes fault-tolerant hardware on mission critical components, which PC Universe and A Digital Dream believe can survive the failure of several key server components with relatively little downtime. PC Universe also believes it can quickly and easily expand capacity without significant additional development. A Digital Dream has historically run its key systems below capacity to support rapid growth.

Consistent with its operating strategy, PC Universe has entered into an agreement to outsource the hosting of its E-Commerce sites to its web development firm, A Digital Dream. A Digital Dream is currently working on entering into an agreement with Intermedia Communications Inc./Digex for their co-location needs. Intermedia Communications Inc./Digex provides

o Redundant internet connections to multiple first-tier internet access points
o        A secure physical environment
o        Climate control
o        Redundant power
o        State of the art fire suspension systems

In addition, Intermedia Communications Inc./Digex provides A Digital Dream with 24-hour-a day, seven-days-a-week system monitoring and escalation.

A Digital Dream will be hosting its web operations in their Miami, Florida data center. PC Universe and A Digital Dream believe Intermedia Communications
Inc./Digex has adequate available floor space to support its growth in this facility. In addition, PC Universe and A Digital Dream expect to be able to support a distributed, redundant site by placing some of its servers in Intermedia Communications Inc./Digex's other locations across the country. PC Universe's one year agreement with A Digital Dream provides for automatic one year renewal periods, but allows either party to terminate the agreement for any reason upon 30 days' prior written notice.

PC Universe's e-commerce sites use a set of computer software applications for processing each customer order. These applications notify sales staff and also generate real-time sales reports. All credit card numbers, financial information, and credit information are secured using the internet security protocol Secure Socket Layer, Version 3, an encryption standard, and maintain credit card numbers behind appropriate firewalls. The credit card numbers are digitally encrypted once more and then stored into the database using 160 bit Triple DES encryption methods, which is currently the strongest encryption level allowed for commercial use in the United States.

After customer orders are reviewed, they are entered into a separate program, developed by American Micro Innovations of New Jersey, which then charges customer credit cards, print order information, transmit order information electronically to its distributors and deposit transaction information into its accounting system. All credit card numbers, customer information and financial and credit information are maintained behind appropriate firewalls.

PC Universe has developed a set of computer software applications for sending automated broadcast e-mails to customers on a frequent basis. This software extracts e-mail addresses from its mailing lists, sends e- mails to the designated recipients and automatically services requests from customers to remove them from the mailing list.

Competition

The personal computer products and services industry is constantly evolving and certainly rapidly changing. Products and components are introduced on a daily basis, and the average shelf life of any new product could be as short as three months or as long as twelve months. The average life cycle of many computer products is three years. Because of the extremely competitive nature of the industry, companies such as IBM, Compaq, Hewlett-Packard, Dell, and Gateway, are constantly trying to outdo each other in terms of price, product, and service.

No less competitive and ever changing is the component segment of the market that supplies the major players listed above. For example, Intel and AMD are engaged in a never-ending battle as to which company can produce the fastest processor chip. This is typical for the entire component segment whether it is CD ROMs, Floppy Drives, Sound and Video Cards, Modems, and Motherboards to name a few.

Barriers to entry into its market include the following:

o        Cost

     Financial investment is necessary to purchase products along with the credibility of the owners in obtaining lines of credit from distributors and inventory finance company.

o        Authorizations

     Manufacturers require resellers to become factory authorized in sales and service. Dealers are chosen to be eligible for authorizations based on proximity to other authorized dealers, size and layout of business location, minimum number of support staff and past experience in the computer reseller field. This industry is a highly technical field to enter without extensive knowledge.

The e-commerce market is new, rapidly evolving and intensely competitive. PC Universe expects that competition will further intensify in the future. Barriers to entry are limited, and many traditional retailers are beginning to launch their own online operations. New technologies and the expansion of existing technologies may also increase competitive pressures. It will compete with a variety of online vendors who specialize in computer hardware and software products. Moreover, all of the products it sell sin our online stores are available through traditional and catalog retailers. Consequently, it must compete with companies in the e-commerce market as well as the traditional retail industry.

In the computer hardware, software, peripheral and clearance product markets, its primary competitors include:

o        Traditional computer retailers such as CompUSA and Microcenter

o        Catalogue retailers such as CDW, Insight and PC Connection

o        Online computer retailers such as Cyberian Outpost and Egghead.com

o Software and hardware manufacturers that market their products through their own websites such as Apple Computer, Dell Computer and Gateway 2000

It also expects to experience significant competitive pressure if any of its distributors were to initiate their own retail operations. Since its distributors have access to merchandise at very low costs, they could sell products at lower prices than it and maintain a higher gross margin on their product sales than it is able to achieve. If this were to occur, its current and potential customers may decide to purchase directly from these distributors, which could reduce its market share.

PC Universe believes that the primary competitive factors in online retailing include

o        Brand recognition
o        Price
o        Product selection
o        Customer service
o        Value-added services
o        Ease of use

Although PC Universe believes that it can compete favorably with respect to these factors, several of its competitors may have an advantage over it with respect to specific factors. In addition, PC Universe is a relatively small player in the market and many of its current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than it does.

Intellectual Property

PC Universe regards the protection of its copyrights, service marks, trademarks, trade secrets and other intellectual property rights as critical to its future success. It relies on various intellectual property laws and contractual restrictions to protect its proprietary rights in products and services. It has acquired and registered many of its domain names with regulatory bodies in an effort to protect these intellectual property rights. PC Universe has also entered into confidentiality and invention assignment agreements with its employees and contractors, and nondisclosure agreements with its suppliers and strategic partners in order to limit access to and disclosure of its proprietary information.

In addition, PC Universe is pursuing the registration of its key trademarks and service marks in the U.S. and internationally, including PC Universe, PC Universe.com, PC Universe Direct and PCUdirect.com. However, effective intellectual property protection may not be available in every country in which its services may be made available in the future. There is also no guarantee that the trademarks or service marks for which PC Universe has applied for registration will offer adequate protection under applicable law.

Legal Proceedings

It is not currently a party to any material legal proceedings.

Employees

PC Universe currently has 21 employees in the following categories:

o        Administration             5
o        Sales                      7
o        Internet                   3
o        Service                    6

There are no collective bargaining agreements and there are non-compete agreements with certain sales staff.

In the future, it hopes to hire the following additional employees:

o        Internet Division

         One General Manager
         One Programmer
         Two Data Entry Clerks

o        Corporate Sales

         One General Manager
         Three Corporate Account Representatives
         Two Sales Assistants

o        Service

         One Service Administrator
         One CNE Technician
         Two in house A+ certified technicians

o        Administration

         One Senior Accountant
         One Staff Accountant
         One Purchasing Assistant
         Two Shipping Clerks

Facilities

PC Universe's corporate headquarters are located at 2302 North Dixie Hwy, Boca Raton, FL 33431. Telephone 561-447-0050 or 1-800-PC-Universe (728-6483). PC
Universe has been here since 1995 and currently leases about 4000 square feet on a month-to-month basis. Its monthly rent is $3400. It went to month to month, instead of renewing its lease, after it expired and it set into motion plans to move to a new building currently under construction. The details of the new lease are not final. The move should be within the next four to five months and will bring together the corporate office and one of its satellite offices, which is currently located at 3500 NW Boca Raton Blvd., Boca Raton, FL 33431. This location is about 1000 square feet. The monthly rent of $800 and the lease is up for renewal in February, 2001. Another satellite office is located at 600 Brickell Ave., Suite 301J in Miami, FL 33131. It is approximately 500 square feet with a monthly rent of $650.00. This lease is up for renewal in September, 2000.


                             PC UNIVERSE MANAGEMENT

The names and ages of our executive officers and directors as of September 30, 2000 are as follows:

--------------------- ---------- ---------------------------------
Name                     Age         Position
--------------------- ---------- ---------------------------------
--------------------- ---------- ---------------------------------
Gary Stern                40      President/Director
--------------------- ---------- ---------------------------------
--------------------- ---------- ---------------------------------
Steven Zolotsky           38      Vice President/Director
--------------------- ---------- ---------------------------------
--------------------- ---------- ---------------------------------
Thomas Livia              30      Secretary/ Treasurer/Director
--------------------- ---------- ---------------------------------
--------------------- ---------- ---------------------------------
Robbie Macdonald          28      Operations Manager




--------------------- ---------- ---------------------------------
--------------------- ---------- ---------------------------------
Anthony McPherson         43      Controller
--------------------- ---------- ---------------------------------
--------------------- ---------- ---------------------------------
Joshua Spranger           40      Service Manager
--------------------- ---------- ---------------------------------


Gary Stern - Mr. Stern was one of the founders of PC Universe in November 1995. ---------- He currently serves as President. From July 1991 to October 1995 Mr. Stern held the position of Vice President of Innovation Computers. From January 1988 to June 1991 Mr. Stern was a National Account Sales Manager with Epson America. Mr. Stern has a BS degree in Management Information Services from the University of Massachusetts at Lowell.

Steven Zolotsky - Mr. Zolotsky was one of the founders of PC Universe in ---------------- November of 1995. He serves as Vice President and Director. From July 1990 to October 1995, Mr. Zolotsky held various positions with Innovation Computers in Boca Raton, Florida, with his final year as General Manager. From April 1985 to June 1990, Mr. Zolotsky was a sales manager with Barney's Electronics in New York, New York.

Thomas Livia - Mr. Livia was one of the founders of PC Universe in November of -------------1995 and serves as Secretary and Treasurer. From April 1993 to September 1995, Mr. Livia was a corporate sales representative with Innovation Computers. Mr. Livia has a degree in Economics from the State University of New York at Stonybrook.

Robbie Macdonald - Mr. Macdonald joined PC Universe in January 1996 as ------------------ Purchasing Manager. In January 1998 Mr. Macdonald was promoted to his current position of Operations Manager. From December 1993 to January 1996 Mr. Macdonald was a purchasing agent for Innovation Computers in Boca Raton Florida. Serving as Purchasing Manager for his last two years there.

Anthony McPherson - Mr. McPherson joined PC Universe in August, 1997 in his ------------------- current position as Controller. From January 1995 to August 1997 Mr. McPherson was General Manager of Finance with J. Wray & Nephew Ltd. - Agricultural Division. From September, 1993 to December, 1994 Mr. McPherson was Executive Director with Neal & Massy Group Jamaica Ltd.. From February 1986 to August 1993 Mr. McPherson was Chief Financial Officer with Guardsman Group Ltd.. From July 1983 to January 1986 Mr. McPherson was Assistant Audit Manager at KPMG Peat Marwick.

Joshua Spranger - Mr. Spranger joined PC Universe in January 1996 as Service ----------------- Manager and Chief Technician. From November 1992 to December 1996, Mr. Spranger was Service Manager with Innovation Computers. Mr. Spranger has a degree in Computer Science/Computer Engineering from the University of
Nevada,  Las Vegas.  Mr.  Spranger has the  following  certifications: Microsoft certified network engineer(Microsoft), Master Certified Netware Engineer (Novell), Accredited Systems Engineer (Compaq), Certified Cisco Network Associate(Cisco), Accredited Computer Engineer(SCO/Unix), and Certified Citrix Engineer(Citrix)

Board Composition

Directors serve for the a 1 year term

PC Universe's bylaws currently provide for a Board of Directors comprised of no less than 1 and no more than 5 directors.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to PC Universe in all capacities during the period ended December 31, 1999, by its chief executive officer and all other executive officers.


Name               Year         Salary       S-Corporation Distribution
--------------------------------------------------------------------------
Gary Stern            1999     $81,600.00           $32,835.00
 President
Steven Zolotsky       1999     $64,000.00           $32,835.00
 Vice President
Thomas Livia          1999     $64,000.00           $32,835.00
 Secretary/Treasurer

It has no employment agreement with or key person insurance on any of our officers or directors.

It has no compensation committee or other board committee performing equivalent functions. Mr. Stern, our current President, Mr. Zolotsky, our Vice President and Thomas Livia, Secretary and Treasurer participated in deliberations of our board of directors concerning executive officer compensation.

It issued no options to officers or directors in 1999 or 2000.

Board Compensation

Its directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.


     RELATED PARTY TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

On April 1, 2000, PC Universe loaned Director Gary Stern $18,000. The loan is to be repaid in full 36 months from the date of the loan, or on the date of Mr. Stern's termination, whichever is the shorter. There is a monthly minimum payment of $500, or payment in full upon termination, at an interest rate of 1% if the loan is repaid within the 36 months. If the loan is not repaid within 36 months, the interest rates rises to the current prime interest rate, plus 2%.

As PC Universe had been a subchapter S corporation during the period, PC Universe made $1,925,000 aggregate distributions to officers and directors who are also stockholders for the two years ending 1998 and 1999.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth ownership of PC Universe's common stock as of September 30, 2000 by

o       Each shareholder known own beneficially more than 5% of the common stock
o       Each executive officer
o       Each director and all directors and executive officers as a group:

----------------------------------- ------------------------- --------------------- -------------------
Name                                     Number of Shares        Percentage before    Percentage after
----                                     ----------------        ------------------  -----------------
                                                                       merger              merger
                                                                        ------             ------
----------------------------------- ------------------------- --------------------- -------------------
----------------------------------- ------------------------- --------------------- -------------------
Gary Stern                                                               18%                 17%
9808 Palma Vista Way
Boca Raton, FL 33428                       1,517,000
----------------------------------- ------------------------- --------------------- -------------------
----------------------------------- ------------------------- --------------------- -------------------
Steven Zolotsky
20184 Palm Island Drive
Boca Raton, FL 33498                       1,537,000                     18%                 17%
----------------------------------- ------------------------- --------------------- -------------------
----------------------------------- ------------------------- --------------------- -------------------
Thomas M. Livia
9605 Parkview Ave.
Boca Raton, FL 33428                       1,533,000                     18%                 17%
----------------------------------- ------------------------- --------------------- -------------------
----------------------------------- ------------------------- --------------------- -------------------
All directors and named executive          4,587,000                     54%                 51%
officers as a group (3 persons)
----------------------------------- ------------------------- --------------------- -------------------

Of these shares, 4,147,000 are owned by the three executive officers and the other 440,000 shares are owned by 16 family members. The executive officers disclaim beneficial ownership of these 440,000 shares.

o Tom Livia is disclaiming ownership of 75,000 shares owned by Thomas Livia (father), 75,000 shares owned by Maryanne Livia (sister), and 75,000 shares owned by Concetta Livia (mother).

o Steven Zolotsky is disclaiming ownership of 10,000 shares owned by Pamela Hauser (sister), 10,000 shares owned by Lori Zinkin (sister), 5,000 shares owned by Kiele Hauser (niece), 5,000 shares owned by Zenika Hauser (niece), 5,000 shares owned by Samantha Zinkin (niece), 5,000 shares owned by Jason Hauser (nephew), and 5,000 shares owned by Lawrence Hauser (nephew).

o Gary Stern is disclaiming ownership of 5,000 shares owned by Phyllis Stern (mother), 5,000 shares owned by Sy Stern (father) and 5,000 shares owned by Cynthia Stern (sister)

This table is based upon information derived from PC Universe stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 8,550,000 shares of common stock outstanding as of September 30, 2000 and 9,000,000 shares outstanding after the merger closes. The table assumes none of the outstanding options are exercised.

                    DESCRIPTION OF PC UNIVERSE CAPITAL STOCK

--------------------------------------- ----------------------------------------
Authorized capital stock                 Shares of capital stock outstanding
------------------------                 -----------------------------------
--------------------------------------- ----------------------------------------
--------------------------------------- ----------------------------------------
100,000,000 shares of common stock        8,550,000 shares of common stock
--------------------------------------- ----------------------------------------
--------------------------------------- ----------------------------------------
10,000,000 shares of preferred stock        No shares of preferred stock
--------------------------------------- ----------------------------------------

Common stock

PC Universe is authorized to issue 100,000,000 shares of $.0001 par common stock. As of September 30, 2000, there were 8,550,000 shares of common stock outstanding held of record by 55 stockholders. There will be 9,000,000 shares of common stock outstanding after giving effect to the issuance of the shares of common stock under this prospectus.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.
Preferred stock

PC Universe is authorized to issue 10,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. PC Universe currently has no plans to issue any shares of preferred stock.

Options

PC Universe has issued certain options to two investors, Lambo Investments, Ltd. and JB Brown, Ltd. These options will be exchanged for options of First Irving having the same terms on a one-for-one basis when the merger closes.

The option agreements with Lambo Investments, Ltd. and JB Brown, Ltd. provide they may purchase shares from PC Universe as follows:

--------------------------------- ------------------------ ---------------------
            When                     Number of Shares        Price per Share
--------------------------------- ------------------------ ---------------------
--------------------------------- ------------------------ ---------------------
First calendar month after first     75,000                         $3.00
trade on bulletin board

--------------------------------- ------------------------ ---------------------
--------------------------------- ------------------------ ---------------------
Second calendar month after first    50,000                         $4.50
trade on bulletin board

--------------------------------- ------------------------ ---------------------
--------------------------------- ------------------------ ---------------------
Third calendar month after first     25,000                         $6.00
trade on bulletin board

--------------------------------- ------------------------- --------------------

First Irving has agreed to register the shares underlying these options on Form SB-2, which will be filed before the effective date of this registration statement. PC Universe intends to have the surviving corporation use all funds from the exercise of these options to exercise the options that First Irving currently has with Mr. Williams and Mr. Rill on an equal basis from each.

Dividends

In connection with its status as a subchapter S corporation, PC Universe made $1,925,000 aggregate distributions to officers and directors who are also stockholders for the two years ending 1998 and 1999.

PC Universe does not expect to make such dividends or distributions after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

PC Universe is the transfer agent and registrar for its common stock.


                     FIRST IRVING STRATEGIC GROUP'S BUSINESS

First Irving was organized as a corporation under the laws of the state of Florida in September 1999 for the purpose of completing an acquisition of a private company that had made a decision to go public via a reverse merger with a shell before they contacted principals of First Irving.

One of First Irving's founders, Michael T. Williams, is a securities attorney. He currently limits his practice primarily to the preparation, filing and clearing of SEC registration statements. In the late 1990's, several companies approached Mr. Williams law firm and asked for representation in transactions that involved a merger with a traditional public shell company. Mr. Williams law firm always explained the potential problems in these kinds of transactions as it had described to Mr. Livia.

Although Mr. Williams' firm clearly felt that a going public transaction had merit for smaller companies that weren't IPO candidates, it felt the traditional reverse merger with a public shell transaction structure didn't. Initially, Mr. Williams' firm tried to explain to small business owners that a reverse merger wasn't necessary for them to go public; a selling shareholder registration statement would accomplish the same purpose. His firm quickly encountered an unanticipated problem - small business owners were not interested in discussing other alternatives for going public. Like PC Universe, these companies had already made up their mind that a reverse merger with a shell was the only way they were going to utilize to go public. As a consequence, Mr. Williams' law practice stagnated.

In order to rejuvenate his law practice, Mr. Williams decided to study what leading business consultants advised in this kind of situation. He first turned to successful entrepreneurs in other businesses. Carl Sewell, one of the largest and most successful luxury car dealers in the country, wrote a best-selling business book titled Customers For Life. Here is his First Commandment of Customer Service:

o        Ask customers what they want and give it to them again and again.

Mr. Williams then looked to Ken Blanchard, chairman of The Ken Blanchard Companies, who is the co-author of The One Minute Manager and 11 other best-selling books. His books have combined sales of more than 12 million copies in more than 25 languages. In How To Make Customers Raving Fans, Blanchard advised that there are three secrets to creating raving fans:

o        Determine what you want to do
o        Discover what the customer wants to do
o        Deliver plus one percent.

Mr. Williams knew what he wanted to do: Continue to earn legal fees practicing securities law. He had discovered what the customer wanted to do: Go public using a reverse merger with a shell. Mr. Williams' firm decided to form and represent companies that would deliver that "product." This would give private companies a transaction structure that involved a merger with a shell. But his firm wanted the companies it formed and represented to do what Blanchard suggested and deliver the "plus one percent." To Mr. Williams, that meant not using a traditional shell or a traditional reverse merger transaction structure, because there was no way to eliminate all the problems he saw in that transaction structure.

His law firm decided tha t the way to deliver the "plus one percent product" that Blanchard referred to was to create companies that would use an entirely new transaction structure to take companies public through a reverse merger. Mr. Williams' firm started by forming from scratch shell companies for himself and for others. These would be brand new companies with no assets or operations. They would not have any of what Mr. Williams' firm felt were the problems of traditional shell transactions. These companies his firm represented would be the vehicle to take companies public by using the registration statements the SEC prescribes for use in merger transactions.

At first, Mr. Williams' firm decided to try to create the shells using a Rule 419 offering. But as the process really wasn't intended to raise money, this proved too cumbersome. Next, his firm formed and filed Form 10's for ten blank check shell companies. This, too, became cumbersome, so the firm formed blank check companies that didn't file Form 10's. As business has expanded, this process, too, has now become too cumbersome, and Mr. Williams' firm has decided it will no longer form or represent blank check companies. Instead, it will now form and represent acquisition companies only after the acquisition candidate has been identified.

Using this transaction structure, Mr. Williams' firm will be representing companies that:

o Meet the requirements of investors, shareholders and management of smaller companies that want, indeed demand, to go public through a reverse merger.

o These people want a reverse merger transaction. They want only a reverse merger transaction and nothing else. This transaction structure will provide them with the opportunity to go public through a reverse merger with a shell.

o        Satisfy   the  new  requirements  in  the  regulatory  environment  for successfully going public.

o With recent regulatory changes, there are now two alternatives available to do a reverse merger in a way that meets the NASD's legal requirement for securing a listing on the over the counter bulletin board.

         o      Merge with a trading shell and file a Form 8-K
         o Merge with a non-trading shell and become a mandatory SEC reporting company.

                  Mr. Williams' firm will not be involved in representing companies that utilize the first method, for all the reasons described above.

                  But remember, these transactions always start with the requirement that they must be structured as a reverse merger with a shell. It seemed to Mr. Williams' firm that if the transaction had to structured as a merger, the companies it represents should use the registration statement the SEC prescribes for issuance of shares in a merger transaction:
                  Form S-4. After all, this form contains the same disclosure as other available alternative forms of registration statements. But Form S-4 is the most logical choice. Mr. Williams firm reasoned: Do a merger; use the form of registration statement the SEC prescribes for issuance of shares in a merger.

                  Mr. Williams' firm also thought, which has since been proven to be correct, that going public by registering shares issued in a merger under on Form S-4 would be a simpler process to explain, on behalf of the companies it represented, to investors, shareholders and management of private companies that want to go public through a reverse merger with a shell. Mr. Williams' firm tells these people:

o        You want to go public by merging with a shell.
o You want the transaction to be done in a way that complies fully with all federal securities laws, rules and regulations.
o To achieve your objective, you have to become an SEC reporting company in the process.
o        If  you don't,  you can't get  listed on  the over the counter bulletin board.
o That means the transaction has to involve the filing and clearing of a registration statement with the SEC before you can become listed for trading.
o Companies we represent use the form the SEC prescribes for a registration statement involving a merger.
o        We file and clear this registration statement with the SEC.
o        We close the merger.
o        The NASD processes and approves the market maker's Form 211 filing.
o You have now successfully gone public. You are a public, listed and trading company.

                  Mr. Williams' firm has found that this explanation makes it much easier for these individuals to understand the process being proposed.

         A Form S-4 filing, coupled with a Form 8-A for companies with less than 300 shareholders in order to meet the mandatory reporting requirement, meets all the NASD's legal requirement for successfully going public through a reverse merger with a shell.

First Irving Strategic Group is not currently a company that is listed for trading on the over the counter bulletin board. Before securing approval of an application to be listed on the over the counter bulletin board, this registration statement must be declared effective. Public Securities, an NASD market maker, has agreed to file a form 211 to secure a listing on the over the counter bulletin board for the surviving company.

First Irving is not currently a company which is listed for trading on the over-the-counter bulletin board. Before securing approval of an application to be listed on the over-the-counter bulletin board, this registration statement must be declared effective. Public Securities, an NASD market maker, has agreed to file a form 211 to secure a listing on the over-the-counter bulletin board for the surviving company.

Operations

First Irving does not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with PC Universe have been and will continue to be paid with money in our treasury or loaned by management. This is based on an oral agreement between management and First Irving.


Employees

It presently has no employees. Its officer and directors are engaged in outside business activities.

Selected Financial Data

------------------------- ---------------------------------- -------------------------------
                            September 30, 2000 (unaudited)    December 31, 1999 (unaudited)
------------------------- ---------------------------------- -------------------------------
------------------------- ---------------------------------- -------------------------------
Total assets                                $0                              $0
------------------------- ---------------------------------- -------------------------------
------------------------- ---------------------------------- -------------------------------
Total liabilities                            0                               0
------------------------- ---------------------------------- -------------------------------
------------------------- ---------------------------------- -------------------------------
Equity                                       0                               0
------------------------- ---------------------------------- -------------------------------
------------------------- ---------------------------------- -------------------------------
Income                                  50,000                               0
------------------------- ---------------------------------- -------------------------------
------------------------- ---------------------------------- -------------------------------
Expenses                                50,000                               0
------------------------- ---------------------------------- -------------------------------
------------------------- ---------------------------------- -------------------------------
Net loss                                    79                              79
------------------------- ---------------------------------- -------------------------------
------------------------- ---------------------------------- -------------------------------
Net loss per share                           0                               0
------------------------- ---------------------------------- -------------------------------


Properties

First Irving is presently using the office of Michael T. Williams, 2503 W. Gardner Ct., Tampa FL, at no cost. This arrangement is expected to continue only until a business combination is closed, although there is currently no agreement between us and Mr. Williams. It at present owns no equipment, and does not intend to own any.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of First Irving's common stock as of September 30, 2000 by

o Each shareholder known by us to own beneficially more than 5% of the common stock

o Each executive officer
o Each director and all directors and executive officers as a group:

---------------------------- --------------------- --------------- ---------------------- -----------------
Name                             Number of Shares     Percentage     Number of Shares      Percentage after
----                             -----------------    -----------     -----------------    ----------------
                                    Pre-Merger(1)    before merger    Post-Merger (2)         merger
                                   -------------    -------------    ------------------       ------
---------------------------- --------------------- --------------- ---------------------- -----------------
---------------------------- --------------------- --------------- ---------------------- -----------------
Michael T. Williams(1)               1,000,000             50%              225,000              2.5%
100 100%
2503 W. Gardner Ct.
Tampa FL 33611
---------------------------- --------------------- --------------- ---------------------- -----------------
---------------------------- --------------------- --------------- ---------------------- -----------------
Mr. Rob Rill                         1,000,000              50%              225,000             2.5%
2950 S.W. Archer Road Suite C
Gainesville, Fl 32608
---------------------------- --------------------- --------------- ---------------------- -----------------
---------------------------- --------------------- --------------- ---------------------- -----------------
All directors and named              2,000,000             100%             450,000                5%
executive officers as a group
(two  persons)
----------------------------- --------------------- --------------- --------------------- -----------------

This table is based upon information derived from First Irving's stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 2,000,000 shares of common stock outstanding as of September 30, 2000.

(1) Of these 225,000 shares, 197,000 shares owned in the absolute discretionary account of Michael Williams and Donna Williams, his wife, as tenants by the entireties. All sales decisions will be made exclusively by Mark Caron, Account Executive, Raymond James and Associates or his successor.

              The remaining shares are owned as follows:

o 2,000 shares owned by Brandon Williams revocable trust. Brandon is the son of Mr. and Mrs. Williams.
o 24,000 shares owned in the aggregate by 11 of Mr. and Mrs. Williams nieces and nephews, current and to-be, and a trust related to a family property in Vermont of which Mr. and Mrs. Williams are currently a beneficiary.
o        2,000 shares owned by one employee of Mr. Williams' law firm.

              These shares were gifted by Mr. Williams to these individuals and entity on the date of formation of First Irving. To the extent First Irving as the successor corporation exercises its option with Mr. Williams described in note 2 below and elsewhere in this prospectus, the owners of these shares have agreed to return the shares which need to be transferred pursuant to this option to Mr. Williams for no consideration.

In connection with the merger, First Irving agreed to effect a reverse split so that Mr. Williams' fully discretionary account, plus related family and employee, and Mr. Rill will each own 225,000 shares prior to the closing of the merger. Mr. Williams has agreed to return sufficient shares such that those owned by his family and employee will not be affected. However, after the merger closes, these shares will be subject to a repurchase option with the surviving company.

(2) There are option agreements with Mr. Williams and Mr. Rill which provide that First Irving, currently and as the surviving corporation, may purchase the shares retained by Mr. Williams and Mr. Rill, equally from each, after the closing of the merger as follows:

--------------------------------- ------------------------ ---------------------
        When                        Number of Shares           Price per Share
--------------------------------- ------------------------ ---------------------
--------------------------------- ------------------------ ---------------------
First calendar month after first    225,000                      $1.00
trade on bulletin board

--------------------------------- ------------------------ ---------------------
--------------------------------- ------------------------ ---------------------
Second calendar month after first   150,000                      $1.50
trade on bulletin board

--------------------------------- ------------------------ ---------------------
--------------------------------- ------------------------ ---------------------
Third calendar month after first    75,000                       $2.00
trade on bulletin board

--------------------------------- ------------------------ ---------------------

Any shares not purchased within these time periods will be retained by Mr. Williams and Mr. Rill.

Mr. Williams and Mr. Rill may be deemed First Irving's founders, as that term is defined under the securities act of 1933.

Directors and Executive Officers

The following table and subsequent discussion sets forth information about First Irving's directors and executive officer, who will resign upon the closing of the PC Universe merger. Our directors and executive officer were elected to their positions in September, 1999.

Name                            Age           Title

Michael T. Williams              51        President, Treasurer and Director
Rob Rill                         29        Director

Since 1975 Mr. Williams has been in the practice of law, initially with the US Securities and Exchange Commission until 1980, and since then in private practice. Originally his practice was a business and securities practice until mid 1992, when he also commenced a personal injury practice. In September 1997, he closed the personal injury practice and returned full time to a business and securities practice. He was also chief executive officer of Florida Community Cancer Centers, Dunedin, FL from 1991-1995. He received a BA from the University of Kansas and a JD from the University of Pennsylvania.

Mr. Williams has formed a number of acquisition companies similar to First Irving for himself and others. Currently, 6 other of such companies have filed registration statements similar to this registration statement with the SEC. He is a principal and/or attorney for 14 similar acquisition companies that have filed registration statements under the 1934 Act and for one which has filed a registration statement under the 1933 Act. Others of his acquisition companies have not entered into any acquisition agreement or filed any registration statement under either Act. None of these other reporting or non-reporting acquisition companies may ever enter into merger agreements as he has in the past and currently intends to form for himself and others acquisition companies only after an acquisition candidate has been identified. Ten of these companies have entered into preliminary merger agreements for these kind of transactions.



Mr. Robert A. Rill is the President/Director of both Strategic Funding Inc. and Strategic Capital Advisors. He started both companies in late 1996 . Funding specializes in sub prime lending and Capital advisors in consulting. Prior to this, Mr. Rill was a finance manager for College Park Properties. Mr. Rill received an M.B.A. from the University of Florida in May 1996 and a B.S.B.A. in finance in December 1993.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to First Irving Strategic Group, Inc., in all capacities during the year ended December 31, 2000, by its executive officer.

Summary Compensation Table

Name and Principal Position       Annual Compensation - 2000
---------------------------       --------------------------
                                  Salary        Bonus     Number of Shares Underlying Options, #,
                                 ----------     ---------                                   ------------
Michael T. Williams, President      None        None                     None

Certain Relationships and Related Transactions

Upon formation, Mr. Williams and Mr. Rill, were issued 1,000,000 shares each. Of the $75,000 merger fee to be paid by PC Universe under the terms of the merger agreement, Mr. Rill will receive $25,000 for his role as director. The remaining $50,000 will be paid to Williams Law Group for legal services in preparing this registration statement. First Irving believes this fee to be as favorable as could have been obtained from an unaffiliated party.

In connection with the merger, First Irving Strategic Group agreed to effect a reverse split so that Mr. Williams' account, plus related family and employees, and Mr. Rill will each own 225,000 shares prior to the closing of the merger, subject to a repurchase option.

Legal Proceedings

First Irving is not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officer

First Irving's directors are bound by the general standards for directors provisions in Florida law. These provisions allow them in making decisions to consider any factors as they deem relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which they operate and the economy. Florida law limits directors' liability.

First Irving has agreed to indemnify its directors, meaning that it will pay for damages they incur for properly acting as directors.

In so far as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against the public policy and is therefore, unenforceable.

           DESCRIPTION OF FIRST IRVING STRATEGIC GROUP'S CAPITAL STOCK

-------------------- ------------------------------- -------------------------------------
                        Authorized Capital Stock      Shares Of Capital Stock Outstanding
-------------------- ------------------------------- -------------------------------------
-------------------- ------------------------------- -------------------------------------
Common                        50,000,000                     1,000,000
-------------------- ------------------------------- -------------------------------------
-------------------- ------------------------------- -------------------------------------
Preferred                     20,000,000                          none
-------------------- ------------------------------- -------------------------------------

Common stock


First Irving is authorized to issue 50,000,000 shares of no par common stock. As of September 30, 2000, there were 2,000,000 shares of common stock outstanding held of record by 15 stockholders. There will be 9,000,000 shares of common stock outstanding after giving effect to the issuance of the shares of common stock under this prospectus.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Preferred stock

First Irving is authorized to issue 20,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. It currently has no plans to issue any shares of preferred stock.

Dividends

First Irving has never paid any dividends and does not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

First Irving is the transfer agent and registrar for our common stock.


    COMPARISON OF RIGHTS OF FIRST IRVING STRATEGIC GROUP STOCKHOLDERS AND PC
                             UNIVERSE SHAREHOLDERS

Because First Irving Strategic Group has changed its articles and bylaws to be the same as those of PC Universe, the rights of shareholders of PC Universe will not change as a result of the merger.

                              AVAILABLE INFORMATION

Neither PC Universe nor First Irving Strategic Group is subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, information statements or other information with the Commission. First Irving Strategic Group has filed with the Commission a registration statement on Form S-4 under the Securities Act. Thus, it will be a subject to the reporting requirements of the Exchange Act during the year in which this registration statement is declared effective. Thereafter, it will continue to be subject to these requirements by filing a registration statement to register its class of common stock under section 12 of the Exchange Act on Form 8-A. This prospectus constitutes the prospectus of First Irving
Strategic Group that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the registration statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549... Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                     EXPERTS

Audited financial statements of First Irving Strategic Group, Inc. have not been filed as this transaction is treated as an acquisition of First Irving by PC Universe and the acquisition is immaterial for financial statement purposes. The financial statements of PC Universe, Inc. as of September 30, 2000 and for the periods ended December 31, 1999 and December 31, 1998 included in this prospectus and elsewhere in the registration statement have been included herein in reliance on the report of Grassano Accounting P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.



                                  LEGAL MATTERS

The validity of the shares of First Irving Strategic Group common stock being offered by this prospectus and certain federal income tax matters related to the exchange are being passed upon for First Irving Strategic Group by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the a director of and owns 1,000,000 shares pre merger and directly or beneficially 225,000 shares post merger of the stock of First Irving Strategic Group.

                                    APPENDIX


607.1301 Dissenters' rights; definitions.-- The following definitions apply to ss. 607.1302 and 607.1320:

     (1) "Corporation" means the issuer of the shares held by a dissenting
shareholder   before  the  corporate   action  or  the  surviving  or  acquiring
corporation by merger or share exchange of that issuer.

     (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104 , the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

07.1302  Right of shareholders to dissent.--

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

1.  If the shareholder is entitled to vote on the merger, or

2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

     (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202 , including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

     (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

     (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

     (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

     (2) A  shareholder  dissenting  from any  amendment  specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (4) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320  Procedure for exercise of dissenters' rights.--

     (1)(a) If a proposed corporate action creating  dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed  corporate  action  creating  dissenters'  rights  under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

     (a) Such demand is withdrawn as provided in this section;

     (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

     (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

     (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

     (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

     (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                PC UNIVERSE, INC.


                              FINANCIAL STATEMENTS


           SEPTEMBER 30, 2000 AND 1999 AND DECEMBER 31, 1999 AND 1998

                                PC UNIVERSE, INC.


                          INDEX TO FINANCIAL STATEMENTS



REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

FINANCIAL STATEMENTS

         Balance Sheets

         Income Statements

         Statements of Stockholders' Equity

         Statements of Cash Flows

         Notes to Financial Statements

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of PC Universe, Inc.
Boca Raton, Florida

We have audited the accompanying balance sheets of PC Universe, Inc. (the Company) as of December 31, 1999 and December 31, 1998, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PC Universe, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

We also have reviewed the accompanying balance sheets of PC Universe, Inc. as of September 30, 2000 and 1999 and the related statements of income, stockholders' equity, and cash flows for the nine months then ended. All information included in these financial statements is the responsibility of the management of PC Universe, Inc.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Grassano Accounting, P.A.

Boca Raton, Florida
June 9, 2000 - Audits
November 2, 2000 - Reviews



                               PC UNIVERSE, INC.
                                 BALANCE SHEETS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
               AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
         ASSETS

                                                           September 30                             December 31
                                                            2000                 1999                 1999                 1998
                                                         (Unaudited)          (Unaudited)
CURRENT ASSETS

     Cash                                            $   166,306             $   37,107          $   199,888           $  724,139
     Accounts Receivable                               1,707,382              1,074,548              849,660              719,126
     Inventory                                           323,229                312,133              238,471              129,918
     Prepaid Expenses and Advances                        22,491                 11,521               16,207                2,427
     Due from Officers                                    10,167

       TOTAL CURRENT ASSETS                            2,229,575              1,435,309            1,304,226            1,575,610

PROPERTY AND EQUIPMENT

     Computer Equipment and Software                      90,669                 78,304               90,668               77,754
      Furniture and Office Equipment                      32,192                 30,292               30,292               29,259
     Vehicle                                               6,304                  6,304                6,304                6,304
     Leasehold Improvements                                4,858                  4,858                4,858                4,273
                                                         134,023                119,758              132,122              117,590



     Less:  Accumulated Depreciation                     100,409                 77,375               84,278               59,125

       NET PROPERTY AND EQUIPMENT                         33,614                 42,383               47,844               58,465

OTHER ASSETS

     Organization Costs (Less:  Accumulated

          Amortization of  $28,359 and $22,492 at

          September 30, 2000 and 1999, $23,959 and

          $18,092 at Dec. 31, 1999 and 1998)                 975                  6,842                5,375               11,242
     Security Deposits                                    85,515                 87,411               87,411               86,360
       TOTAL OTHER ASSETS                                 86,490                 94,253               92,786               97,602

                         TOTAL ASSETS                $ 2,349,679            $ 1,571,945          $ 1,444,856          $ 1,731,677
                                                      ================      ================    ================    ================
                                                      ===============       ================    ================    ================


                                       60


                 LIABILITIES & STOCKHOLDERS' EQUITY

                                                        September 30                               December 31
                                                           2000                 1999
                                                        (Unaudited)          (Unaudited)              1999                  1998

CURRENT LIABILITIES

     Accounts Payable                                $   747,938            $   327,609           $  234,090         $   337,112
     Note Payable-Line of Credit                       1,028,505                870,383              823,556             482,114
     Accrued Expenses                                    113,744                 38,251               42,280              27,807
     Customer Deposits                                    58,761                 38,298               55,249              82,771

          TOTAL CURRENT LIABILITIES                    1,948,948              1,274,541            1,155,175             929,804

STOCKHOLDERS' EQUITY

     Common Stock, $0.0001 Par Value,

         100,000,000 Shares Authorized,

         9,000,000 Shares Issued and

         Outstanding for 2000; $1 Par Value,

         7,500 Shares Authorized, 400 Shares


         Issued, 300 Shares Outstanding

         for 1999 and 1998                                   900                    400                  400                 400
     Additional Paid in Capital                          563,610                199,600              199,600             199,600
     Stock Subscriptions Receivable                     (300,000)

     Treasury Stock                                                             (89,000)             (89,000)            (89,000)

     Retained Earnings                                   136,221                186,404              178,681             690,873

          TOTAL STOCKHOLDERS' EQUITY                     400,731                297,404              289,681             801,873

          TOTAL LIABILITIES &

          STOCKHOLDERS' EQUITY                       $ 2,349,679            $ 1,571,945          $ 1,444,856         $ 1,731,677
                                                 ================       ================    =================    =================
                                                 ================       ================    =================    =================

      The accompanying Notes to Financial Statements are an integral part of these Financial Statements.



                               PC UNIVERSE, INC.
                               INCOME STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
               AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                 For the 9 Mths Ended                     For the Years Ended
                                                     September 30                             December 31
                                                 2000                1999
                                              (Unaudited)        (Unaudited)             1999                 1998

SALES                                          $ 9,083,745      $   6,719,675       $   8,870,654       $    9,755,167

COST OF SALES                                    7,899,213          5,915,824           7,734,912            7,362,705

         GROSS PROFIT                            1,184,532            803,851           1,135,742            2,392,462


OPERATING EXPENSES

     Selling                                       202,884            144,510             195,993              546,069
     General                                       789,841            722,657             962,668            1,356,372
     Administrative                                 68,143             55,991              65,925              183,491

          TOTAL OPERATING

          EXPENSES                               1,060,868            923,158           1,224,586            2,085,932

          INCOME (LOSS) FROM

          OPERATIONS                               123,664           (119,307)            (88,844)             306,530

OTHER INCOME AND EXPENSE

     Miscellaneous Income                           47,283            157,275             128,631            1,791,473

     Interest Income                                                                                                62

     Interest Expense                              (29,897)           (17,438)            (26,979)
     Merger Consultant                            (153,510)

          TOTAL OTHER


          INCOME (EXPENSE)                        (136,124)           139,837             101,652            1,791,535

          NET INCOME (LOSS)

          BEFORE PROVISION FOR

          INCOME TAXES                             (12,460)            20,530              12,808            2,098,065


          PROVISION FOR

          INCOME TAXES                                                  4,700               3,200              792,150

          NET INCOME (LOSS)                      $ (12,460)          $ 15,830             $ 9,608           $ ,305,915
                                           ================     ===============      ==============      ===============
                                           ================     ===============      ==============      ===============

BASIC NET INCOME

(LOSS) PER SHARE                                $   (0.002)         $   0.003             $ 0.002           $    0.276
                                           ================     ===============      ==============      ===============
                                           ================     ===============      ==============      ===============

BASIC WEIGHTED AVERAGE

COMMON SHARES

OUTSTANDING                                      6,170,365          4,740,000           4,740,000            4,740,000
                                           ================     ===============      ==============       ===============
                                           ================     ===============      ==============       ===============

      The accompanying Notes to Financial Statements are an integral part of these Financial Statements.



                               PC UNIVERSE, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                     Retained        Total
                            Number of                  Additional         Stock                     Earnings      Stockholders'
                            Shares           Common    Paid In       Subscriptions   Treasury       (Accumulated    Equity
                            Common           Stock      Capital         Receivable     Stock         Deficit)      (Deficit)
                           ----------     --------     ---------     -------------------------     -----------    -----------

Balance at Dec. 31, 1997         400    $     400    $  199,600    $                  (89,000)   $     (6,192)  $    104,808

Distributions to stockholders                                                                      (1,401,000)    (1,401,000)

Net Income (No income tax)                                                                          2,098,065      2,098,065
                           ----------     --------     ---------     ----------     ----------     -----------    -----------

Balance at Dec. 31, 1998         400          400       199,600                       (89,000)        690,873        801,873

Distributions to stockholders                                                                        (525,000)      (525,000)

Net Income (No income tax)                                                                             12,808         12,808
                           ----------     --------     ---------     ----------     ----------     -----------    -----------

Balance at Dec. 31, 1999         400          400       199,600                       (89,000)        178,681        289,681

Retired treasury stock          (100)        (100)      (88,900)                       89,000

15,800 to 1 stock split and
change par value to
$0.0001                    4,739,700          174          (174)

Sale of 2,520,000 shares
of common stock            2,520,000          252       299,748       (300,000)

Issuance of 1,290,000
shares of common stock
to merger consultant       1,290,000          129       153,381                                                     153,510

Distributions to
Stockholders                                                                                         (30,000)       (30,000)

Issuance of 450,000 shares of
common stock to exchange
for common stock of First
Irving Strategic Group, In   450,000           45           (45)

Net Loss (Unaudited)                                                                                 (12,460)       (12,460)
                           ----------     --------     ---------     ----------     ----------     -----------    -----------

Balance at September 30, 2000
(Unaudited)                9,000,000    $     900    $  563,610    $  (300,000)   $              $    136,221   $    400,731
                           ==========     ========     =========     ==========     ==========     ===========    ===========

      The accompanying Notes to Financial Statements are an integral part of these Financial Statements.



                                                           For the 9 Mths Ended                 For the Years Ended
                                                               September 30                          December 31
                                                        2000                1999
                                                     (Unaudited)        (Unaudited)             1999                1998
CASH FLOWS FROM OPERATING

ACTIVITIES:

     Net Income (Loss)                                  $ (12,460)          $ 20,530             $ 12,808         $ 2,098,065

     Adjustments to Reconcile Net Income

       to Net Cash Provided by (Used in)

       Operating Activities

        Depreciation and Amortization                      20,531              22,650              31,020              31,184
        Issuance of Stock to Merger Consultant            153,510
        Increase in Accounts Receivable                  (857,722)           (355,422)           (130,534)           (302,246)
        Decrease (Increase) in Inventory                  (84,758)           (182,215)           (108,553)            234,938

        Decrease (Increase) in Prepaid

             Expenses and Advances                         (6,284)             (9,094)            (13,780)             16,337
        Decrease (Increase) in Security Deposits            1,896              (1,050)             (1,051)            (68,654)

        Increase (Decrease) in

             Accounts Payable                             513,848              (9,503)           (103,022)           (329,870)

        Increase (Decrease) in Accrued

             Expenses                                      71,464              10,444              14,473              15,971
        Decrease in Customer Deposits                       3,512             (44,473)            (27,522)            (32,221)

             NET CASH PROVIDED BY (USED IN)

             OPERATING ACTIVITIES                        (196,463)           (548,133)           (326,161)          1,663,504

CASH FLOWS FROM INVESTING

ACTIVITIES:


     Loan Advances to Officers                            (10,167)
     Purchases of Property and Equipment                   (1,901)             (2,168)            (14,532)            (28,477)

             NET CASH USED IN


             INVESTING ACTIVITIES                         (12,068)             (2,168)            (14,532)            (28,477)

CASH FLOWS FROM FINANCING

ACTIVITIES:

     Proceeds from (payments on) Note

          Payable-Line of Credit, net                     204,949             388,269             341,442             482,114
     Distributions to Stockholders                        (30,000)           (525,000)           (525,000)         (1,401,000)

             NET CASH USED IN

             FINANCING ACTIVITIES                         174,949            (136,731)           (183,558)           (918,886)

NET INCREASE (DECREASE) IN CASH                           (33,582)           (687,032)           (524,251)            716,141
CASH, BEGINNING OF PERIOD                                 199,888             724,139             724,139               7,998
CASH, END OF PERIOD                                    $  166,306          $   37,107          $  199,888         $   724,139
                                                   ==============      ===============     ===============      ===============
                                                   ==============      ===============     ===============      ===============


SUPPLEMENTAL DISCLOSURES OF CASH

FLOW INFORMATION

     Cash paid during the period for:

        Interest                                      $   29,897          $    17,438          $   26,979        $        -
                                                   ==============      ===============      ===============     ===============
                                                   ==============      ===============      ===============     ===============
        Income Taxes                                  $       -           $        -           $       -         $        -
                                                   ==============      ===============      ===============     ===============
                                                   ==============      ===============      ===============     ===============

       The accompanying Notes to Financial Statements are an integral pat of these Financial Statements.

                                PC UNIVERSE, INC.
                          NOTES TO FINANCIAL STATEMENTS




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization
         On November 20, 1995, PC Universe, Inc. (the "Company") was incorporated under the laws of Florida, to be a reseller of computers, software and related equipment to business and individuals via mail order, direct selling and the internet. The Company eliminated mail order during 1998 to concentrate on corporate sales.

         Accounts Receivable
         All accounts receivable are due from unaffiliated third parties. The Company considers all accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

         Inventory
         Inventory is stated at the lower of cost or market, using the first-in, first-out (FIFO) method and consists of computers and related software and equipment.

         Property, Equipment and Depreciation
         Property additions, major renewals and betterments are included in the assets accounts at cost. Maintenance, repairs and minor renewals are charged to earnings when incurred.

         Depreciation is computed using the modified accelerated cost recovery system over the estimated useful lives of the assets. Although this method is not a generally accepted accounting principle, the difference between it and any other acceptable method is immaterial to the current financial statements.

         Impairment of Long-Lived Assets
         Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," issued by the Financial Accounting Standards Board, establishes new guidelines regarding when impairment losses on long-lived assets, which include property and equipment and certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The adoption of this standard had no material effect on the Company's financial position or results of operations.

         Revenue Recognition
         The Company conducts its business in regards to product sales in the following manner. The order is taken from the customer. The procurement department checks for availability, first in the Company's warehouse and then, if necessary, in the warehouse of various distributors, taking into consideration price and proximity to the final destination of the product. If the product is in inventory, the customer is charged, the product is shipped, and the sale is complete. If, as is most usually the case, the product is purchased from a distributor, the customer is charged by the Company, the order is drop shipped directly to the customer, and the sale is complete. In either case, the Company has full control of the sale, charges the customer's credit card or bills their account, and receives no special commission back from the distributor. The Company assumes all responsibility for the transaction with the customer.

         The customer has a right to return the merchandise purchased within fifteen days from the date of the sale. The Company adjusts each month's sales for any returns made within the first two weeks of the succeeding month. These returns represent an immaterial amount each month.

         The Company conducts its business in regards to its service department in three basic ways. The first being the simplest is non-warranty repair of hardware. In these cases, a customer will bring his computer to the Company's service center or request an on-site call from one of the Company's technicians. The product will be fixed and the customer will be billed for parts and time of labor. The second is warranty repair which is basically the same except rather than the customer being billed, the appropriate paper work must be filled out with the manufacturer for reimbursement. The third is support which is again billed directly to the customer. Support includes software support, network installation and upgrades. The billing is usually done at the completion of a job. The only exception to this is in the case of our "block time" customers. "Block time" is the term the Company uses for the sale of service hours in advance, and usually at a discount, to the Company's corporate customers. Service revenue represents less than 10% of the total revenue.

         Miscellaneous Income
         Miscellaneous income consists of income from sales of liquidated lots of merchandise and miscellaneous adjustments. For the year ended December 31, 1998, $1,758,160 of the miscellaneous income represents the sales of a special information base that was developed by the Company.

         Advertising
         Costs associated with advertising are expensed in the year incurred. Advertising expenses were $103,602, $60,394, $85,530 and $396,188 for the nine months ending on September 30, 2000 and 1999 and for the years ending on December 31, 1999 and 1998, respectively. In 2000 and 1999, the advertising was mainly through the radio, while print media was mostly used in 1998. Also, during the year 2000, $53,250 was expended on a website which was abandoned.

         Income Taxes
         The Company was incorporated on November 20, 1995 as a Subchapter C Corporation for Federal income tax purposes. On January 1, 1997, the Company elected to be treated as an S Corporation with the Company's net earnings taxed directly to the Shareholders under Section 1361 of the Internal Revenue Code. Accordingly, no provision is required for Federal income taxes for the periods ended December 31 and September 30, 1999 and December 31, 1998. The income taxes for the above periods were shown on a proforma basis and do not affect retained earnings.

         As a result of the issuance of common stock to some corporations on June 30, 2000 (see Note 5), the Company's Sub S election has automatically terminated. Consequently, as of June 30, 2000, the Company is again a Subchapter C Corporation and provisions for Federal and State income taxes are required for the nine months ended September 30, 2000; however, there are no timing differences.

         Earnings Per Share
         The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of shares outstanding during each period. The calculation of diluted earnings (loss) per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options of under other agreements, had been issued during the period. The shares were numbered as though the June 30, 2000 stock split occurred on January 1, 1998.

         Diluted per share amounts have not been presented in the accompanying consolidated statements of operations because the Company did not have any agreements during the periods ended September 30, 2000, December 31, 1999 and 1998 that could have resulted in the issuance of additional common shares.

         Recent Accounting Pronouncements
         In the periods reported, the Company was subject to the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." Neither statement had any impact on the Company's financial statements as the Company does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions maker" views the business. The Company will continue to review these statements over time, in particular SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

         Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value of Financial Instruments
         The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximated fair value because of the immediate or short-term maturity of these instruments.

NOTE 2 - MERGER AGREEMENT

         On June 30, 2000, the Company entered into a merger agreement with First Irving Strategic Group, Inc. ("First"), a Florida corporation. As a result of the merger, each outstanding share of the Company's common stock, other than dissenting shares, will be exchanged for one share of First's common stock. When the merger closes, First will change its name to PC Universe, Inc. and will be the surviving corporation. The new company will then file to have its stock quoted on the OTC Bulletin Board. The merger will not close unless the registration statement is effective under the Securities Act and the merger qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code.


NOTE 3 - DUE FROM OFFICERS

         During the nine months ending September 30, 2000, an officer was advanced $18,633. The officer plans to repay this advance within the next several months, and no interest will be accrued. As of September 30, 2000, due from officers had been reduced to a balance of $10,167.


NOTE 4 - REVOLVING LINE OF CREDIT

         On July 29, 1997, the Company entered into an agreement with a commercial finance company in which the finance company would pay manufacturers for computers and computer accessories to be sold by PC Universe, Inc. This revolving line of credit or "floor plan" has a limit of $1,000,000, accrues interest at the average of the prime rates listed in the Wall Street Journal, and is secured by the Company's accounts receivable and inventory. The finance charges totaled $22,535 and $14,934 in the nine months ending September 30, 2000 and 1999, respectively, $23,349 in the year ending December 31, 1999, and $-0- in 1998. The balances, represented in note payable-line of credit, were $1,028,505 and $870,383 at September 30, 2000 and 1999, respectively;
         and $823,556 and $482,114 at December 31, 1999 and 1998, respectively.


NOTE 5 - STOCK TRANSACTIONS

         Common Stock
         On June 30, 2000, the following actions were taken by the Company. The Company retired its 100 shares of treasury stock. The authorized shares of common stock was increased from 7,500 to 100,000,000 and the par value was decreased from $1 to $0.0001. The Company authorized a 15,800 to 1 stock split. The Company approved the sale of 315,000 shares of common stock for $37,500 to each of eight companies, resulting in total stock subscriptions receivable of $300,000, due within sixty days after the stock begins trading. The Company issued 1,290,000 to representatives of a merger consultant. 450,000 shares of the Company's common stock were issued and exchanged for the 450,000 shares of First.

         Preferred

         On June 30, 2000, the company authorized 10,000,000 shares of $0.001 par value, non-voting preferred stock, of which none had been issued as of June 30, 2000.

         Stock Options

         Under a stock  option  plan  dated  June 30,  2000,  the  Company  will purchase the 450,000 shares of common stock owned by the former stockholders of First. When the merger closes, the Company can purchase: 225,000 shares at $1.00 per share during the first calendar month after the Company's first trade on the Bulletin Board, 150,000 shares at $1.50 per share during the second calendar month, and 75,000 shares at $2.00 per share during the third calendar month. Any shares not purchased within these time periods will be retained by First's former stockholders.

         To fund the above plan, the Company issued stock options to two investors. When the merger closes, the two investors can purchase:
         75,000 shares at $3.00 per share during the first calendar month after the Company's first trade on the Bulletin Board, 50,000 shares at $4.50 per share during the second calendar month, and 25,000 shares at $6.00 per share during the third calendar month.

                                          For the 9 Mths Ended            For the Years Ended
                                              September 30                     December 31
                                       2000               1999            1999              1998
          Federal
          Current Provision           $  -               $ 3,550          $ 2,520          $ 676,600
          Deferred                       -                    -                -                 -
                                         -                 3,550            2,520            676,600

          State
          Current Provision              -                 1,150              680            115,550
          Deferred                       -                    -                -                 -
                                         -                 1,150              680            115,550

          Total                      $   -               $ 4,700          $ 3,200          $ 792,150
                               =============         =============      ============    ==============
                               =============         =============      ============    ==============

NOTE 6 - PROVISION FOR INCOME TAXES

         The provision for income taxes consists of the following:


NOTE 7 - BENEFIT PLANS

         The Company has a profit sharing and savings plan that allows for discretionary employer contributions to be made. The Company contributions for the profit sharing and savings plan were $-0- for all the periods covered by these financial statements.


NOTE 8 - CONCENTRATION OF CASH

         The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.


NOTE 9 - LEASE COMMITMENTS

         The Company presently rents three offices: the Boca Raton headquarters, service facility and warehouse; the Boca Raton sales office; and the Miami sales office. The original leases have expired and are on a monthly basis. The Company plans to consolidate the Boca Raton offices into one location in early 2001; however, negotiations for the new space had not been concluded as of the date of this report.

First Irving Strategic Group, Inc.

PROSPECTUS

Table of Contents
SUMMARY.....................................................................................................................4
-------
RISK FACTORS................................................................................................................7
------------
MERGER APPROVALS...........................................................................................................12
----------------
MERGER TRANSACTION.........................................................................................................12
------------------
PC UNIVERSE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................24
-------------------------------------------------------------------------------------------------
PC UNIVERSE BUSINESS.......................................................................................................26
--------------------
PC UNIVERSE MANAGEMENT.....................................................................................................40
----------------------
RELATED PARTY TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS....................................................42
-----------------------------------------------------------------------
PRINCIPAL STOCKHOLDERS.....................................................................................................43
----------------------
DESCRIPTION OF PC UNIVERSE CAPITAL STOCK...................................................................................44
----------------------------------------
FIRST IRVING STRATEGIC GROUP'S BUSINESS....................................................................................45
---------------------------------------
DESCRIPTION OF FIRST IRVING STRATEGIC GROUP'S CAPITAL STOCK................................................................49
-----------------------------------------------------------
COMPARISON OF RIGHTS OF FIRST IRVING STRATEGIC GROUP STOCKHOLDERS AND PC UNIVERSE SHAREHOLDERS.............................50
----------------------------------------------------------------------------------------------
AVAILABLE INFORMATION......................................................................................................50
---------------------
EXPERTS....................................................................................................................51
-------
LEGAL MATTERS..............................................................................................................51
-------------



Dealer prospectus delivery obligation

Until , all dealers that effect transactions in these securities, whether or not participating in this offering, are required to deliver a prospectus.

_______, 2000

PART II

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with the proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of the proceeding, including any appeal thereof. This indemnification shall be authorized if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which person shall have been adjudged to be liable unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

          Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liabilities under Section 607.0850.

          Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

          Articles and bylaws. The Company's Articles of Incorporation and the Company's bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.



Item 2

     1  Agreement and Plan of Merger and Reorganization

Item 3

     1  Articles of Incorporation of the Registrant.(1)*
     2  Bylaws of the Registrant (1)*
     3 Amended and Restated Articles of Incorporation of Registrant, to be effective after consummation of the proposed Merger.*
     4. Amended and Restated bylaws of the Registrant, to be effective after consummation of the proposed Merger.*

Item 4

     1. Form of common stock Certificate of the Registrant.(1)*

Item 5

     1. Legal Opinion of Williams Law Group, P.A.*

Item 8

     1. Tax Opinion of Williams Law Group, P.A.

Item 10


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     1. Contracts with Ingram Micro*
     2. Financing documents with Finova Capital*
     3. Promissory note from Gary Stern*
     4. JB Brown Stock Option Agreement
     5. Lambo Investments, Ltd. Stock Option Agreement
     6. Michael T. Williams Stock Option Agreement
     7. Robert Rill Stock Option Agreement


Item 15

     1. Letter re unaudited interim financial information.*

Item 23

     1. Consent of Grassano Accounting P.A.*
     2. Consent of WILLIAMS LAW GROUP, P.A. (to be included in Exhibits 5.1 and 8.1).*

* Previously filed
** to be filed by Amendment

     All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

     (1) Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.


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ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of this issue.

     The undersigned Registrant hereby undertakes to:

1.File,   during  any  period  in  which  it   offers  or  sells  securities,  a
post-effective amendment to this registration statement to:

         i. Include  any  prospectus  required  by  section  10(a) (3)  of   the
         Securities Act;

         ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         iii. Include any additional or changed material information on the plan of distribution.

2.For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.Respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.Supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa , State of Florida, on December 18, 2000.

                                          FIRST IRVING STRATEGIC GROUP, INC.

                                          By: /s/  MICHAEL T. WILLIAMS.

                                            ------------------------------------
                             President and Treasurer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

------------------------------ --------------------------------- ---------------
SIGNATURE                       TITLE                               DATE
------------------------------ --------------------------------- ---------------
------------------------------ --------------------------------- ---------------
                                Director
------------------------------ --------------------------------- ---------------
------------------------------ --------------------------------- ---------------
Print Name:  Rob Rill
------------------------------ --------------------------------- ---------------
------------------------------ --------------------------------- ---------------
                                President, Treasurer and Director
------------------------------ --------------------------------- ---------------
------------------------------ --------------------------------- ---------------
Print Name:  Michael T. Williams
------------------------------ --------------------------------- ---------------